As filed with the Securities and Exchange Commission on April 29, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

AVALONBAY COMMUNITIES, INC.
(Exact name of registrant as specified in its charter)
Maryland	77-0404318
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
4040 Wilson Blvd., Suite 1000
Arlington, Virginia 22203
(703) 329-6300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Benjamin W. Schall
Chief Executive Officer and President
AvalonBay Communities, Inc.
4040 Wilson Blvd., Suite 1000
Arlington, Virginia 22203
(703) 329-6300
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With copies to:
Adam O. Emmerich Steven R. Green Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019 (212) 403-1000	Audrey S. Leigh William T. Goldberg Goodwin Procter LLP 620 Eighth Avenue New York, New York 10018 (212) 813-8800
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

This information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Subject to Completion, dated April 29, 2026
PROSPECTUS
AVALONBAY COMMUNITIES, INC.
1,059,995 shares of Common Stock
This prospectus relates to the possible issuance of up to 1,059,995 shares of common stock, par value $0.01 per share, of AvalonBay Communities, Inc., a Maryland corporation, from time to time, to certain holders of limited partnership units (“DownREIT Units”), in Aqua DownREIT, L.P., a Delaware limited partnership (the “DownREIT”) managed by its sole general partner, Aqua GP, LLC, a Delaware limited liability company and our wholly owned subsidiary (“Aqua GP”), upon tender of those DownREIT Units to Aqua GP for redemption. DownREIT Units are not redeemable until April 30, 2026.
We are registering the issuance of shares of the common stock covered by this prospectus to provide the limited partners with freely tradable securities.
The registration of such shares does not necessarily mean that any of the holders of DownREIT Units will elect to tender their DownREIT Units for redemption or that, upon such redemption we will elect, in our sole discretion, to redeem the DownREIT Units for shares of our common stock. We may, in our sole discretion, elect to redeem DownREIT Units for cash.
We will incur expenses, but we will not receive any cash proceeds from the issuance of shares of our common stock to holders of DownREIT Units who tender their DownREIT Units for redemption.
Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “AVB.” On April 28, 2026, the last reported sale price of our common stock on the NYSE was $183.50 per share.
Shares of our common stock are subject to limitations on direct or beneficial ownership and restrictions on transfer of the securities, in each case as may be set forth in our charter and as appropriate to preserve our status as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), for U.S. federal income tax purposes, among other reasons.
Investing in our securities involves risks. Before buying any securities, you should carefully read the risk factors set forth herein, the discussion of risks set forth in our latest Annual Report on Form 10-K and any risk factors set forth in our other filings with the Securities and Exchange Commission (“SEC” or the “Commission”) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is                 , 2026.

Unless the context otherwise requires, all references to “we,” “us,” “our,” “our company,” “AvalonBay,” or similar expressions in this prospectus refer collectively to AvalonBay Communities, Inc., a Maryland corporation, and its subsidiaries, and their respective predecessor entities for the applicable periods, considered as a single enterprise.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, including the information incorporated by reference, contains statements that are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Our forward-looking statements generally use the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “project,” “plan,” “may,” “shall,” “will,” “pursue” and other similar expressions that indicate future events and trends and do not report historical matters. These statements, among other things, address our intent, belief or expectations with respect to:
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development, redevelopment, acquisition or disposition of communities;

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the timing and cost of completion of communities under development or redevelopment;

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the timing of lease-up, occupancy and stabilization of communities;

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the pursuit of land for future development;

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the anticipated operating performance of our communities;

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cost, yield, revenue, net operating income and earnings estimates;

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the impact of landlord-tenant laws and rent regulations, including rent caps;

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our expansion into new regions;

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our declaration or payment of dividends;

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our joint venture activities;

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our policies regarding investments, indebtedness, acquisitions, dispositions, financings and other matters;

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our qualification as a REIT under the Code;

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the real estate markets in regions where we operate and in general;

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the availability of debt and equity financing;

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interest rates;

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inflation, tariffs and other economic conditions, and their potential impacts;

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trends affecting our financial condition or results of operations;

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regulatory changes that may affect us; and

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the impact of legal proceedings.

We cannot assure the future results or outcome of the matters described in these statements; rather, these statements merely reflect our current expectations of the outcomes of the matters discussed. We do not undertake a duty to update these forward-looking statements, and therefore they may not represent our estimates and assumptions after the date of this prospectus. You should not rely on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, some of which are beyond our control. These risks, uncertainties and other factors may cause our actual results, performance or achievements to differ materially from the anticipated future results, performance or achievements expressed or implied by these forward-looking statements. You should carefully review those additional risks and factors discussed in reports filed with the SEC by us from time to time and elsewhere herein, including the risk factors described in this prospectus under the caption “Risk Factors,” for further discussion of risks associated with forward-looking statements.

Some of the factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements include, but are not limited to, the following:
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we may fail to secure development opportunities due to an inability to reach agreements with third parties to obtain land at attractive prices or to obtain desired zoning and other local approvals;

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we may abandon or defer development opportunities for a number of reasons, including changes in local market conditions which make development less desirable, increases in costs of development, increases in the cost of capital or lack of capital availability, resulting in losses;

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construction costs of a community may exceed original estimates;

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we may not complete construction and lease-up of communities under development or redevelopment on schedule, resulting in increased interest costs and construction costs and a decrease in expected rental revenues;

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occupancy rates and market rents may be adversely affected by competition and local economic and market conditions which are beyond our control;

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our cash flows from operations and access to cost-effective capital may be insufficient for the development of our pipeline, which could limit our pursuit of opportunities;

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an outbreak of disease or other public health event may affect the multifamily industry and general economy;

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our cash flows may be insufficient to meet required payments of principal and interest, and we may be unable to refinance existing indebtedness, or the terms of such refinancing may not be as favorable as the terms of existing indebtedness;

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we may be unsuccessful in our management of joint ventures and the REIT vehicles that are used with certain joint ventures;

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we may experience a casualty loss, natural disaster or severe weather event, including those caused by climate change;

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new or existing laws and regulations implementing rent control or rent stabilization, or otherwise limiting our ability to increase rents, charge non-rent fees or evict tenants, may impact our revenue or increase our costs;

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our expectations, estimates and assumptions as of the date of this filing regarding legal proceedings may change;

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we may choose to pay dividends in our stock instead of cash, which may result in stockholders having to pay taxes with respect to such dividends in excess of the cash received, if any; and

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investments made under the Structured Investment Program (“SIP”) may not be repaid as expected or the development may not be completed on schedule, which could require us to engage in litigation, foreclosure actions, and/or first party project completion to recover our investment, which may not be recovered in full or at all in such event.

The risks set forth above are not exhaustive. Other sections of this prospectus, including the documents that we incorporate by reference herein, may include additional factors that could adversely affect our business and financial performance. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Investors should also refer to our most recent Annual Report on Form 10-K and our subsequently filed reports with the SEC that are incorporated by reference into this prospectus for a discussion of risks and uncertainties that may cause actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the SEC utilizing a shelf registration process. Under this shelf registration process, we may issue, from time to time, up to 1,059,995 shares of our common stock upon redemption of up to 1,059,995 DownREIT Units of the DownREIT, of which Aqua GP is the sole general partner.
Any prospectus supplement may also add, update or change information in this prospectus. Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. You should both read this prospectus and any prospectus supplement together with additional information described in “Where You Can Find More Information” and “Incorporation by Reference” elsewhere in this prospectus.
You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.
You should not assume that the information in this prospectus is accurate after the date of this prospectus. Our business, financial condition and results of operations and prospects may have changed since that date.

OUR COMPANY
AvalonBay Communities, Inc. is a Maryland corporation that has elected to be treated as a REIT for federal income tax purposes. We develop, redevelop, acquire, own and operate apartment communities in New England, the New York/New Jersey metro area, the Mid-Atlantic, the Pacific Northwest, and Northern and Southern California, as well as in our expansion regions of Raleigh-Durham and Charlotte, North Carolina, Southeast Florida, Dallas and Austin, Texas, and Denver, Colorado. We use the term apartment communities to refer to properties that consist of apartment homes or townhomes or a combination of both. We focus on leading metropolitan areas that we believe have offered, and will continue to offer, the opportunity for superior risk-adjusted returns over the long-term on apartment community investments relative to other markets.
We generally obtain ownership in an apartment community by developing a new community on either vacant land or land with improvements that we raze, or by acquiring an existing community. In selecting sites for development or acquisition, we favor locations that are near expanding employment centers and convenient to transportation, recreation areas, entertainment, shopping and dining.
Our principal financial goal is to increase long-term shareholder value through the development, redevelopment, acquisition, ownership, operation and asset management and, when appropriate, disposition of apartment communities in our markets. To help meet this goal, we regularly (i) monitor our investment allocation by geographic market and product type, (ii) develop, redevelop and acquire interests in apartment communities in our selected markets, (iii) efficiently operate our communities to maximize resident satisfaction and shareholder return, (iv) selectively sell apartment communities that no longer meet our long-term strategy or when opportunities are presented to realize a portion of the value created through our investment and redeploy the proceeds from those sales and (v) maintain a capital structure that we believe is aligned with our business risks and allows us to maintain continuous access to cost-effective capital. We also seek to generate additional shareholder value from investments in other real estate-related ventures, including through the SIP, our platform to provide mezzanine loans or preferred equity to third-party apartment community developers in our existing regions. We undertake our development and redevelopment activities primarily through in-house development and redevelopment teams, and we buy and dispose of assets through our in-house investments platform. We believe that our organizational structure, which includes dedicated development and operational teams, and strong culture are key differentiators. We pursue our development, redevelopment, investment and operating activities with the purpose of “Creating a Better Way to Live.”
We seek to be the leading rental housing company in select U.S. markets by delivering distinctive experiences that customers value, creating a workplace where associates thrive, and achieving superior results for shareholders. We focus on markets that we believe are generally characterized by growing employment in high wage sectors of the economy, higher cost of home ownership and a diverse and vibrant quality of life. From an operating perspective, we seek to deliver seamless, personalized experiences for our residents on an efficient and effective basis by our resident-focused on-site associates that are supported by our centralized shared services operating organization and flexible technology platform that incorporates automation and artificial intelligence. We operate our apartment communities under four core brands:
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Avalon, our core “Avalon” brand, focuses on upscale apartment living and high-end amenities and services;

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AVA targets customers in high-energy, transit-served neighborhoods and generally feature smaller apartments, many of which are designed for roommate living, and a variety of active common spaces that encourage socialization;

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eaves by Avalon is targeted to the cost conscious, “value” segment primarily in suburban areas; and

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Kanso is designed to create an apartment living experience that offers simplicity without sacrifice at a more moderate price point, featuring high-quality apartment homes, limited-to-no community amenities and a low-touch, largely self-service operating model that leverages technology and smart access.

We believe that this branding differentiation allows us to target our product offerings to multiple customer groups and submarkets within our existing geographic footprint.

AvalonBay elected to qualify as a REIT for U.S. federal income tax purposes for the taxable year ended December 31, 1994, and has not terminated or revoked that election. As a REIT, with limited exceptions, we will not be taxed under U.S. federal and certain state income tax laws at the corporate level on our net income to the extent net income is distributed to our stockholders. We have historically made sufficient distributions to avoid tax on retained income, and we intend to make sufficient distributions to avoid income tax at the corporate level. While we believe that we are organized and qualified as a REIT and we intend to operate in a manner that will allow us to continue to qualify as a REIT, there can be no assurance that we will be successful in this regard. Qualification as a REIT involves the application of highly technical and complex provisions of the Code, for which there are limited judicial and administrative interpretations and involves the determination of a variety of factual matters and circumstances not entirely within our control. See “United States Federal Income Tax Considerations.”
Our principal executive offices are located at 4040 Wilson Boulevard, Suite 1000, Arlington, Virginia 22203, and our telephone number is 703-329-6300. Our website is located at http://www.avalonbay.com. Information on our website is not deemed to be a part of this prospectus and is included herein as an inactive textual reference only. Our common stock is listed on the NYSE under the symbol “AVB.”

RISK FACTORS
An investment in our common stock involves certain risks. You should carefully consider the risk factors and all of the other information included in or incorporated by reference into this prospectus or any prospectus supplement, including those specific risks described in our most recent Annual Report on Form 10-K and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, which are incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation by Reference” elsewhere in this prospectus.
Risks Related to the Exchange of DownREIT Units for Common Stock.
The exchange of DownREIT Units for common stock is a taxable transaction for U.S. federal income tax purposes.
The exchange of DownREIT Units for shares of our common stock by a limited partner (which would occur following the tender of DownREIT Units by a limited partner for redemption if we elect to acquire such DownREIT Units for shares of our common stock) will be treated as a taxable sale of such DownREIT Units by such exchanging limited partner for U.S. federal income tax purposes. The exchanging limited partner will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the amount realized in the transaction (i.e., any cash received), plus the fair market value, at the time of disposition, of the shares of our common stock received in exchange for such DownREIT Units, plus the amount of the DownREIT’s liabilities generally allocable to such DownREIT Units at such time) and (ii) such limited partner’s adjusted tax basis in such DownREIT Units at the time of disposition. The recognition of any loss resulting from an exchange of DownREIT Units for shares of our common stock is subject to a number of limitations set forth in the Code (as defined herein). It is possible that the amount of gain recognized, or even the income tax liability resulting from such gain, could exceed the value of the shares of our common stock received in the exchange. In addition, an exchanging limited partner may have difficulty finding buyers for a substantial number of shares of our common stock in order to raise cash to pay any income tax liabilities associated with the exchange of DownREIT Units, and may not receive a price for such shares equal to or greater than the value of the DownREIT Units at the time of the exchange. See “United States Federal Income Tax Considerations — Tax Consequences of Redemption.”
An investment in our common stock is different from an investment in DownREIT Units.
If a limited partner of the DownREIT exercises such person’s right to require the redemption of DownREIT Units, the exchanging limited partner may receive cash or, at our election, shares of our common stock in exchange for the DownREIT Units. If an exchanging limited partner tenders all of such person’s DownREIT Units and receives cash, the exchanging limited partner will no longer have any interest in the DownREIT or us, will not benefit from any subsequent increases in the share price of our common stock and will not receive any future distributions from the DownREIT or us (unless the exchanging limited partner currently owns or acquires in the future additional shares of our stock or additional DownREIT Units). If an exchanging limited partner receives shares of our common stock, he or she will become one of our stockholders rather than a limited partner in the DownREIT. There are differences between the ownership of DownREIT Units and ownership of our common stock. These differences, some of which may be material to you, include, among others:
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form of organization;

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management control;

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voting and consent rights;

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liquidity;

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the assets owned by each entity;

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distribution rights; and

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U.S. federal income tax considerations.

Following the receipt of shares of our common stock upon the redemption of DownREIT Units, an exchanging limited partner will forego certain rights, including, among others, certain voting rights with respect to specific matters related to the DownREIT. See “Comparison of DownREIT Units and Our Common Stock” for a more detailed description of the differences between ownership of DownREIT Units and ownership of our common stock.

THE OFFERING
On February 26, 2025, AvalonBay, the DownREIT, BSR Real Estate Investment Trust, an unincorporated, open-ended real estate investment trust organized under the laws of the Province of Ontario (“BSR REIT”), BSR Trust, LLC, a Delaware limited liability company and a subsidiary of BSR REIT (“BSR”), BSR Holdco, LLC, a Delaware limited liability company and a wholly owned subsidiary of BSR (“BSR Holdco”), and certain holders of Class B Units of BSR (the “Supporting Unitholders”) entered into a transaction agreement pursuant to which the DownREIT acquired certain assets held indirectly by BSR REIT and BSR in the Dallas, Texas area (the “BSR Properties”) through a series of transaction steps set forth below. The transaction was effectuated as follows (collectively, the “Transaction”):
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First, BSR contributed the BSR Properties to newly formed, wholly owned subsidiaries of BSR Holdco, such that BSR Holdco indirectly owned all of the BSR Properties.

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Thereafter, AvalonBay lent to BSR Holdco a principal amount of one hundred ninety-three million dollars ($193,000,000.00) (the “AvalonBay Loan”), a portion of which was used to extinguish the existing mortgage debt of the BSR Properties. The remaining proceeds of the AvalonBay Loan were distributed in cash by BSR Holdco to BSR.

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Thereafter, the Supporting Unitholders and other holders of Class B Units of BSR (“Class B Units”) who elected to participate in the offering and qualified as “accredited investors” under applicable securities laws and were residents of the United States (collectively with the Supporting Unitholders, the “Participating Unitholders”), exchanged Class B Units for units of BSR Holdco (“BSR Holdco Units”) on a one-for-one exchange rate (the “First Exchange”). Such exchanged Class B Units were cancelled by BSR.

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Immediately following the First Exchange, the Participating Unitholders exchanged one hundred percent (100%) of the BSR Holdco Units for a number of DownREIT Units at an exchange rate of approximately 0.0707 DownREIT Units per BSR Holdco Unit (the “Second Exchange”), and AvalonBay contributed certain assets to the DownREIT (“AvalonBay Contributed Assets”) in exchange for a corresponding increase to the unrecovered capital amount in the DownREIT. As a result of the Second Exchange, a total of 1,059,995 DownREIT Units were issued to the Participating Unitholders.

In connection with the Transaction and as a result of the Transaction, (i) the DownREIT acquired (as indirect owners) all of the BSR Properties and the AvalonBay Contributed Assets and (ii) the Participating Unitholders entered into the Amended and Restated Agreement of Limited Partnership of the DownREIT (the “Partnership Agreement”) with Aqua GP and were admitted as limited partners in the DownREIT.
Pursuant to the Partnership Agreement, beginning on April 30, 2026, up to 1,059,995 DownREIT Units held by the Participating Unitholders may be redeemed by the holders thereof for cash, or, at our option, exchanged for shares of our common stock, as more fully described below under “Description of the Partnership Agreement of Aqua DownREIT, L.P. — Redemption Rights.”
The registration of the shares of our common stock being offered pursuant to this prospectus does not necessarily mean that any of the DownREIT Units will be tendered for redemption or that we will in fact issue any of the common stock in exchange for the DownREIT Units.

USE OF PROCEEDS
We will not receive any cash proceeds from the issuance of shares of our common stock to the tendering limited partners, but Aqua GP will acquire additional DownREIT Units from such limited partners in exchange for our common stock. Consequently, with each redemption of DownREIT Units, our percentage ownership interest in the DownREIT will increase.

DESCRIPTION OF CAPITAL STOCK
The following is a description of the material terms and provisions of our authorized capital stock. It may not contain all of the information that is important to you. Therefore, you should read our charter and bylaws in their entirety.
Description of Common Stock
General
Under our charter, we have authority to issue 280,000,000 shares of common stock, par value $.01 per share. Under Maryland law, stockholders whose shares have been duly authorized, validly issued and paid for are generally not responsible for our debts or obligations. As of April 27, 2026, we had 139,112,068 shares of common stock issued and outstanding. Our common stock is listed on the NYSE under the symbol “AVB.”
Dividends
Subject to the preferential rights of any other class or series of stock, none of which are currently outstanding, and to the provisions of our charter regarding excess stock, which are described below, holders of shares of our common stock will be entitled to receive dividends on shares of common stock out of assets that we may legally use to pay dividends, if and when they are authorized by our board of directors and declared by us in compliance with applicable provisions of Maryland law and our charter.
Voting Rights
Except as provided by the terms of any other class or series of stock, holders of common stock have the exclusive power to vote on all matters presented to our stockholders, including the election of directors. Holders of common stock are entitled to one vote per share. There is no cumulative voting in the election of our directors, and, subject to any rights to elect directors that are granted to the holders of any class or series of preferred stock, a nominee for director shall be elected as a director only if such nominee receives the affirmative vote of a majority of the total votes cast for and against such nominee at a meeting of stockholders duly called and at which a quorum is present. However, directors shall be elected by a plurality of votes cast at a meeting of stockholders duly called and at which a quorum is present if, as a result of stockholder nominations of one or more nominees done in accordance with our bylaws, the number of nominees is greater than the number of directors to be elected at the meeting. Each share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted. Directors are elected annually because our board is non-classified and serve until the next annual meeting of stockholders and until their successors are duly elected and qualify.
Liquidation/Dissolution Rights
Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding excess stock, holders of shares of our common stock share in the same proportion as our other stockholders in the assets that we may legally use to pay distributions in the event we are liquidated, dissolved or our affairs are wound up after we pay or make adequate provision for all of our known debts and liabilities.
Other Rights
Subject to the preferential rights of any other class or series of stock and to provisions of our charter regarding excess stock, all shares of our common stock have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights. Furthermore, holders of shares of our common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities.
Restrictions on Ownership
For us to qualify as a REIT under the Code, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by or for five or fewer individuals at any time during the last half of a taxable year. To assist us in meeting this requirement, we may take actions such as the automatic conversion of shares in excess of this ownership restriction into shares of excess stock to limit the beneficial ownership of our outstanding equity securities, directly or indirectly, by one individual. See “Limits on Ownership of Stock.”
Transfer Agent
The transfer agent and registrar for the common stock is Computershare Trust Company, N.A., New York, New York.
Description of Preferred Stock
Under our charter, AvalonBay is authorized to issue 50,000,000 shares of preferred stock. As of the date of this prospectus, no shares of our preferred stock are currently outstanding.
Shares of preferred stock may be issued from time to time, in one or more classes or series, as authorized by our board of directors. Prior to the issuance of shares of each class or series, the board of directors is required by the Maryland General Corporation Law (the “MGCL”) and our charter to fix for each class or series, subject to the provisions of the charter regarding excess stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted by Maryland law. The preferred stock will, when issued following the receipt of full consideration therefor, be fully paid and nonassessable and will have no preemptive rights. Our board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transactions that holders of common stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of common stock might receive a premium for their shares over the then market price of such shares of common stock.
Limits on Ownership of Stock
Ownership Limits
For us to qualify as a REIT under the Code, among other things, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by or for five or fewer individuals at any time during the last half of a taxable year. Additionally, the shares of our capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. To protect us against the risk of losing our status as a REIT due to a concentration of ownership among our stockholders, and to otherwise address concerns related to concentrated ownership of capital stock, our charter provides that no person may own (directly, indirectly by virtue of the attribution provisions of the Code, or beneficially under Rule 13d-3 of the Exchange Act) more than 9.8% of any class or series of our stock (15% for some entities as described below). Notwithstanding the preceding sentence, the board of directors at its option and in its sole discretion may approve ownership greater than the applicable ownership limitation by selected persons or entities. Our board of directors does not expect that it would waive the applicable ownership limit unless the board of directors receives evidence to its satisfaction that the waiver of the limit will not jeopardize our status as a REIT and an agreement in writing from the person seeking the waiver that any violation or attempted violation of any other limitation as the board may establish or any other restrictions and conditions as the board may impose will result, as of the time of such violation, in the conversion of any shares in excess of the original limit into excess stock, and the board of directors also decides that the waiver is in our best interests. Any transfer of shares of stock, including any security convertible into shares of stock, shall be void and have no effect if it: (1) would create a direct or indirect ownership of shares of stock in excess of the applicable ownership limit, absent a valid waiver of this ownership limit or (2) would result in our disqualification as a REIT, including any transfer that would (a) result in the shares of stock being beneficially owned by fewer than 100 persons, (b) result in us being “closely held” within the meaning of Section 856(h) of the Code or (c) result in us constructively owning 10% or more of the ownership interests in a tenant within the meaning of Section 856(d)(2)(B) of the Code. In addition, if any purported transfer of stock or any other event would otherwise result in any person violating the applicable ownership limit, then the purported transfer will be void and of no force or effect with respect to the intended transferee as to that number of shares in excess of the ownership limit. The intended transferee will acquire no right or interest in the excess shares; or, in the case of any event other than a purported transfer, the person holding record title to any shares in excess of the ownership limit shall cease to own any right or interest in the excess shares. In both cases, neither the intended transferee nor the person holding record title to any shares in excess of the ownership limit shall have any right to: (1) transfer or otherwise dispose of the excess stock, (2) vote the excess stock or (3) receive any dividend or distribution paid with respect to the excess stock, as further explained below.
Under the Code, some types of entities, which includes pension plans described in Section 401(a) of the Code and mutual funds registered under the Investment Company Act of 1940, will be looked through for purposes of the five or fewer test described above. Our charter limits these pension plans and mutual funds to owning no more than 15% of any class or series of our stock.
Shares Owned in Excess of the Ownership Limit
Stock owned, or deemed to be owned, or proposed to be transferred to a stockholder in excess of the ownership limit will be converted automatically into shares of excess stock and will be transferred, by operation of law, to a trust, the beneficiary of which shall be a qualified charitable organization selected by us. As soon as practicable after the transfer of shares to the trust, the trustee of the trust will be required to sell the shares of excess stock to a person who could own the shares without violating the ownership limit and distribute to the proposed transferee an amount equal to the lesser of (1) the price paid by the proposed transferee for the shares of excess stock or (2) the sales proceeds received by the trust for the shares of excess stock. In the case of any excess stock resulting from any event other than a transfer, or from a transfer for no consideration (such as a gift), the trustee will be required to sell the excess stock to a qualified person or entity and distribute to the person holding record title to the shares in excess of the ownership limit an amount equal to the lesser of (A) the fair market value of the excess stock as of the date of the event or (B) the sales proceeds received by the trust for the excess stock. In either case, any proceeds in excess of the amount distributable to the proposed transferee or person holding record title to the shares in excess of the ownership limit, as applicable, will be distributed to the beneficiary of the trust.
Upon the transfer of shares of excess stock by the trustee, the shares shall be converted automatically into an equal number of shares of the same class and series that were converted into the excess stock, and the shares of excess stock will be automatically retired and canceled and will thereupon be restored to the status of authorized but unissued shares of excess stock. Prior to a sale of any excess stock by the trustee, the trustee will be entitled to receive in trust for the beneficiary, all dividends and other distributions paid with respect to the excess stock. In addition, while the shares of excess stock are held in trust, the holder of shares will not be entitled to vote such shares.
Neither the proposed transferee nor any person holding record title to any excess stock shall have any right to receive any dividend or distribution paid with respect to the excess stock. Any dividend or distribution paid on excess stock prior to discovery by us of the violation of the applicable ownership limit shall be repaid to us. In addition, neither the proposed transferee nor any person holding record title to any excess stock shall have any voting rights with respect to the excess stock. Any vote of any excess stock prior to discovery by us of the violation of the applicable ownership limit shall, subject to applicable law, be rescinded and deemed void and shall be recast by the trustee acting for the benefit of the beneficiary; provided, however, that such vote shall not be rescinded and recast if we have already taken irreversible corporate action. Shares of excess stock are not treasury stock, but rather constitute a separate class of issued and outstanding stock.
Right to Purchase Excess Stock
In addition to the foregoing transfer restrictions, we have the right for a period of 90 days to purchase all or any portion of the excess stock from the proposed transferee or any person holding record title to any excess stock for a price per share equal to the lesser of:
(1)   the price per share initially paid for the stock by the proposed transferee or, in the case of excess stock resulting from any event other than a transfer or from a transfer for no consideration

(such as a gift), the average of the closing price per share for the class of shares from which the shares of excess stock were converted for the five consecutive trading days ending on the date of such event or transfer, as applicable; or
(2)   the average closing price per share for the class or series of shares from which the shares of excess stock were converted for the five consecutive trading days ending on the date we elect to purchase the shares.
The 90-day period begins on the date of the purported transfer or non-transfer event that violated the applicable ownership limit if the proposed transferee or person holding record title to any excess stock gives notice to us of the transfer or non-transfer event, as applicable, or if no notice is given, the date our board of directors determines that such a transfer has been made or such a non-transfer event has occurred.
General
The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interest to continue to qualify as a REIT. The board may, in its sole discretion, waive the ownership limits if evidence is presented that such ownership of shares in excess of the ownership limit will not jeopardize our qualification as a REIT, the person seeking the waiver agrees in writing that any violation or attempted violation of any other limitation as the board may establish or any other restrictions and conditions as the board may impose will result, as of the time of such violation, in the conversion of any shares in excess of the original limit into excess stock and the board otherwise decides in its sole discretion that such action is in our best interest.
Our stockholders are required to disclose to us in writing any information with respect to their ownership of our stock that we may request in order to determine our status as a REIT and to ensure compliance with the ownership limits.
The ownership limits may have the effect of delaying, deferring or preventing a change of control of our company.

MATERIAL PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS
The following summary of certain provisions of Maryland law and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”
Number of Directors; Vacancies
Our charter provides that the number of directors on the board will be set from time to time by a resolution duly adopted by the board of directors, subject to a minimum board size of five directors and a maximum board size of fifteen directors, in each case as set forth in our bylaws. Our bylaws provide that the minimum or maximum number of directors may be changed only by amendment to our charter or bylaws, provided that any such amendment shall be both duly adopted by the affirmative vote of a majority of the outstanding shares entitled to vote and deemed advisable or approved by the board of directors. However, the number of directors may never be less than the minimum number required by the MGCL, which is one.
Any vacancy on the board of directors that results from the removal of a director for cause will be filled by the affirmative vote of a majority of votes cast by the stockholders normally entitled to vote in the election of directors at a meeting of stockholders. Any vacancy occurring on the board of directors for any other reason, except as a result of an increase in the number of directors, may be filled by a majority vote of the remaining directors, notwithstanding that such majority is less than a quorum; provided, however, that any director appointed to fill the vacancy for an independent director will also require the affirmative vote of a majority of the remaining independent directors. Any vacancy occurring on the board of directors as a result of an increase in the number of directors may be filled by a majority vote of the entire board of directors. A director elected by the board of directors or the stockholders to fill a vacancy will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified.
Annual Elections; Majority Voting
Each of our directors will be elected by our stockholders to serve until our next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Our bylaws provide for majority voting in uncontested director elections. Pursuant to our bylaws, in a contested election, directors are elected by a plurality of all of the votes cast in the election of directors.
Removal of Directors
Our charter provides that, subject to the rights, if any, of holders of any class or series of stock to elect or remove one or more directors, a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of the holders of at least 75% of the shares then entitled to vote at a meeting of the stockholders called for that purpose.
Calling of Special Meetings of Stockholders
Our bylaws provide that special meetings of stockholders may be called by the chairman of the board of directors, the chief executive officer, the president or the board of directors. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders to act on any matter that may properly be considered at a meeting of stockholders shall be called by the secretary of the corporation upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at such meeting.
Business Combinations
Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years following the most recent date on which the interested stockholder became an interested stockholder. Maryland law defines an interested stockholder as:
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any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock after the date on which the corporation had 100 or more beneficial owners of its stock; or

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an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question and after the date on which the corporation had 100 or more beneficial owners of its stock, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation.

After such five-year period, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:
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80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

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two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These supermajority approval requirements do not apply if, among other conditions, the corporation’s common stockholders receive a minimum price (as set forth in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. In addition, a person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.
These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder.
Control Share Acquisitions
The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to any control shares except to the extent approved at a special meeting of stockholders by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter, excluding shares of stock of a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (a) a person who makes or proposes to make a control share acquisition; (b) an officer of the corporation; or (c) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:
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one-tenth or more but less than one-third;

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one-third or more but less than a majority; or

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a majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares acquired or to be acquired in the control share acquisition. If no request for a special meeting is made, the corporation may itself present the question at any stockholders meeting.
The control share acquisition statute does not apply to: (a) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) acquisitions approved or exempted by the charter or bylaws of the corporation.
Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of AvalonBay’s stock. AvalonBay cannot provide you any assurance that its board of directors will not amend or eliminate this provision at any time in the future.
Subtitle 8
Under Subtitle 8 of Title 3 of the MGCL, a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three directors who are not officers or employees of the corporation, and who are not affiliated with a person who is seeking to acquire control of the corporation, may elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to certain provisions of Subtitle 8 that may have the effect of delaying or preventing a change in control of the corporation. These provisions relate to a classified board of directors, removal of directors, establishing the number of directors, filling vacancies on the board of directors and calling special meetings of the corporation’s stockholders.
Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) require the affirmative vote of the holders of at least 75% of the shares then entitled to vote at a meeting of the stockholders called for that purpose for the removal of any director from the board, which removal also requires cause, and (b) require the secretary of AvalonBay to call a special meeting of the stockholders to act on any matter that may properly be considered at a meeting of the stockholders upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at such meeting. We have not elected to create a classified board, to vest in the board of directors the exclusive power to fix the number of directors or to vest in the board of directors the exclusive power to fill board vacancies for the remainder of the full term of the directorship in which the vacancy occurred. See, however “— Number of Directors; Vacancies.” In the future, our board of directors may elect, without stockholder approval, to create a classified board or elect to be subject to one or more of the other provisions of Subtitle 8.
Amendments to Our Charter and Bylaws
Generally, our charter may be amended only if the amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on the matter. However, our board of directors may amend the charter without any action by our stockholders to change our name, to change the name or other designation or the par value of any class or series of stock and the aggregate par value of our stock or to effect certain reverse stock splits, as permitted by the MGCL.
Our board of directors has the power to alter or repeal any bylaws and to make new bylaws, except that our board of directors does not have the power to alter or repeal the bylaws relating to (i) changing the minimum or maximum number of directors without the affirmative vote of a majority of the outstanding shares entitled to vote, (ii) the indemnification of directors and officers without a vote of the stockholders and the consent of any indemnified persons whose rights would be adversely affected by such proposed alteration or repeal, (iii) the power of the board of directors to unilaterally alter or repeal bylaws, or (iv) the power of stockholders to alter or repeal the bylaws with the approval of the board of directors.
Stockholders, with the approval of our board of directors, have the power to alter or repeal any bylaws and to make new bylaws by affirmative vote of a majority of the outstanding shares of common stock of AvalonBay, except that (i) the stockholders cannot alter or repeal the bylaws relating to the indemnification of directors and officers without the consent of any indemnified persons adversely affected by such proposed alteration or repeal and (ii) a vote of two-thirds of the outstanding shares of common stock of AvalonBay is required to amend the bylaws relating to (a) matters to be considered at an annual meeting, (b) the nomination of directors, and (c) vacancies on the board of directors.
Stockholders have the power, by the affirmative vote of the holders of a majority of the outstanding shares of common stock, to unilaterally alter or repeal any bylaws and to make new bylaws, except that the stockholders may not alter or repeal bylaws relating to (i) the indemnification of directors and officers without the consent of any indemnified persons adversely affected by such proposed alteration or repeal or (ii) the amendment of the bylaws without the approval of the board of directors.
Transactions Outside the Ordinary Course of Business
Under Maryland law, a corporation generally cannot dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a different percentage is set forth in the corporation’s charter, which percentage shall not in any event be less than a majority of all of the votes entitled to be cast on such matter. Our charter provides that, except as specifically provided in the provision relating to removal of directors, notwithstanding any provision of law requiring any action to be taken or approved by the affirmative vote of stockholders entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the board of directors and taken or approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.
Advance Notice of Director Nominations and New Business; Universal Proxy Rules
Our bylaws provide that:
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with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made only:

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pursuant to AvalonBay’s notice of the meeting;

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by or at the direction of AvalonBay’s board of directors; or

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by a stockholder who is a stockholder of record entitled to vote in the election of each individual nominated or on the matter being proposed at the time of giving the advance notice required by our bylaws, as of the record date for the annual meeting and at the time of the meeting (and any postponement or adjournment thereof), and who has complied with the advance notice procedures set forth in our bylaws; and

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with respect to special meetings of stockholders, only the business specified in AvalonBay’s notice of meeting may be brought before the meeting of stockholders and nominations of individuals for election to AvalonBay’s board of directors may be made only:

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by or at the direction of AvalonBay’s board of directors;

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by a stockholder that has requested that a special meeting be called for the purpose of electing directors in compliance with our bylaws and that has supplied the information required by our bylaws about each individual whom the stockholder proposes to nominate for election as a director; or

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provided that the special meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record entitled to vote in the election of directors at the time of giving notice, as of the record date for the special meeting and at the time of such special meeting (and any postponement of adjournment thereof), and who has complied with the advance notice provisions set forth in our bylaws.

The advance notice procedures of our bylaws provide that, to be timely, a stockholder’s notice with respect to director nominations or proposals for an annual meeting must be delivered to AvalonBay’s corporate secretary at AvalonBay’s principal executive office not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for AvalonBay’s preceding year’s annual meeting (the “Notice Anniversary Date”). If the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, to be timely, a stockholder’s notice must be delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made.
Our bylaws also contain certain additional procedural requirements for stockholders soliciting proxies for their own director nominees in a contested election pursuant to Rule 14a-19 of the Exchange Act, including that (i) such stockholders comply with the timing requirements described above in our advance notice bylaws, (ii) any stockholder submitting a director nomination notice make a representation as to whether such stockholder intends to comply with Rule 14a-19 under the Exchange Act, and (iii) a stockholder submitting such a director nomination notice deliver reasonable evidence that it has complied with the requirements of Rule 14a-19 of the Exchange Act.
Proxy Access
Our bylaws contain proxy access provisions which permit any stockholder or group of up to 20 stockholders owning at least 3% of AvalonBay’s outstanding shares of common stock continuously for at least three years to nominate and include up to a specified number of director nominees in AvalonBay’s proxy materials for an annual meeting of stockholders. The maximum number of stockholder nominees permitted under these proxy access provisions is the greater of: (i) 20% of the number of seats on the board of directors before the nomination, rounding down to nearest whole number or (ii) two nominees.
Under such proxy access provisions, a stockholder’s written notice of nominations of individuals for election to AvalonBay’s board of directors to be included in AvalonBay’s proxy statement for an annual meeting must be delivered to the secretary of AvalonBay at AvalonBay’s principal executive offices not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the Notice Anniversary Date. The public announcement of a postponement or adjournment of an annual meeting does not commence a new time period (or extend any time period) for the giving of a stockholder’s written notice.
Action by Stockholders
Our bylaws provide that stockholder action can be taken at an annual or special meeting of stockholders or, if such consent is approved unanimously, by written consent in lieu of a meeting. These provisions, combined with the requirements of our bylaws regarding advance notice of nominations and other business to be considered at a meeting of stockholders and the calling of a stockholder-requested special meeting of stockholders, may have the effect of delaying consideration of a stockholder proposal.
Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws
The provisions of the MGCL, our charter and our bylaws described above including, among others, the restrictions on ownership and transfer of our stock, the power of our board of directors to fill certain vacancies on the board, the business combination provisions of the MGCL and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interests. Likewise, if our board of directors were to opt in to the classified board or other provisions of Subtitle 8 of Title 3 of the MGCL or if our board of directors were to amend our bylaws to opt in to the control share acquisition provisions of the MGCL, these provisions of the MGCL could provide us with similar anti-takeover effects.
Ownership Limit
Our charter generally prohibits ownership (directly, indirectly by virtue of the attribution provisions of the Code, or beneficially as defined in Section 13 of the Exchange Act) by any single stockholder of more than 9.8% of the issued and outstanding shares of any class or series of our stock and the ownership, directly or indirectly, of more than 50% in value of our outstanding capital stock by or for five or fewer individuals at any time during the last half of a taxable year. For a fuller description of this restriction, see “Description of Capital Stock — Limits on Ownership of Stock.”

Indemnification and Limitation of Directors’ and Officers’ Liability
To the fullest extent permitted under Maryland law, our charter limits the liability of our directors and officers to AvalonBay and its stockholders for money damages. Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from: (A) actual receipt of an improper benefit or profit in money, property or services; or (B) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. These provisions do not limit the ability of AvalonBay or its stockholders to obtain other relief, such as an injunction or rescission.
The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL generally permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities, unless it is established that: (A) the director or officer actually received an improper personal benefit in money, property or services; (B) in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful; or (C) the director’s or officer’s act or omission was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty. However, if the proceeding was one by or in the right of the corporation, indemnification may not be made if the director or officer shall have been adjudged to be liable to the corporation or for a judgment of liability on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct; however, indemnification for an adverse judgment in a suit by the corporation or on its behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.
In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of: (A) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and (B) a written undertaking by the director or officer or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that he or she did not meet the standard of conduct necessary for indemnification by the corporation.
To the maximum extent permitted by Maryland law in effect from time to time, our charter provides that we have the power, and our bylaws require us, to indemnify and to pay or reimburse reasonable expenses in advance of the final disposition of a proceeding to (i) any individual who is a present or former director or officer of us or any predecessor of us and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in such capacity or (ii) any individual who, at our or a predecessor’s request, serves or has served as a director or officer, or in any other capacity with respect to, any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in such capacity. Our charter and bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to any employee or agent of us or any predecessor of us.
Pursuant to the authority granted in our charter and bylaws, we have also entered into indemnification agreements with certain of our executive officers and members of the board of directors who are not officers of AvalonBay, pursuant to which we have agreed to indemnify them against certain liabilities incurred in connection with their service as executive officers and/or directors and have agreed to advance expenses incurred by them in certain circumstances. These provisions and contracts could reduce the legal remedies available to AvalonBay and its stockholders against these individuals. In addition, we maintain a directors’ and officers’ liability insurance policy.
Exclusive Forum
Our bylaws provide that, unless AvalonBay consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland or, if that Court does not have jurisdiction, the United States

District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of AvalonBay, (b) any action asserting a claim of breach of any duty owed by any director or officer or other employee of AvalonBay to AvalonBay or to the stockholders, (c) any action asserting a claim against AvalonBay or any director or officer or other employee of AvalonBay arising pursuant to any provision of the MGCL, our charter or our bylaws or (d) any action asserting a claim against AvalonBay or any director or officer or other employee of AvalonBay that is governed by the internal affairs doctrine. We will not interpret this forum provision to apply to actions arising under federal securities laws.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF AQUA DOWNREIT, L.P.
Management
The DownREIT is organized as a Delaware limited partnership under the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”) and the terms of the Partnership Agreement. Except as otherwise expressly provided in the Partnership Agreement, all management powers over the business and affairs of the DownREIT are exclusively vested in the general partner of the DownREIT. Aqua GP, a Delaware limited liability company and our wholly owned subsidiary, is the sole general partner of the DownREIT as of the date of this prospectus. No limited partner to the DownREIT has any right to participate in or exercise control or management power over the business and affairs of the DownREIT except for certain actions which require the consent of the limited partners. The general partner may not be removed by the limited partners with or without cause. The general partner, subject to certain exceptions as set forth in the Partnership Agreement, has full power and authority to do all things deemed necessary or desirable by it to conduct the business of the DownREIT.
Purpose and Business
The purpose and nature of the business to be conducted by the DownREIT is to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the DRULPA, without limitation, (i) to own, lease, operate, maintain, repair and otherwise deal with any of its properties it holds following the completion of the Transaction (including the BSR Properties and the AvalonBay Contributed Assets) and any properties it may later acquire, (ii) to carry on other business typical for an owner or operator of properties similar to the properties it holds following the completion of the Transaction, including acquiring, managing and disposing of other properties and (iii) to do other things incident to the other purposes set forth in the foregoing. However, such business is limited to and conducted in such a manner as to permit us at all times to be classified as a REIT, unless we cease to qualify as a REIT for reasons other than the conduct of the business of the DownREIT.
DownREIT Units
DownREIT Units are units of Limited Partner Interest. “Limited Partner Interest” means a partnership interest of a limited partner in the DownREIT, including any and all benefits to which the holder of such a partnership interest may be entitled, together with all obligations of such holder to comply with the terms and provisions of the Partnership Agreement. DownREIT Units acquired by the general partner or the DownREIT are not counted as outstanding DownREIT Units.
Restrictions on Transfer of Contributed Properties and Mergers
Subject to certain exceptions, until April 30, 2032 (the seven (7)-year anniversary of the date of the Partnership Agreement), the DownREIT (i) may not sell, exchange or otherwise dispose of contributed property or any interest therein (except in limited circumstances) in a manner that causes the DownREIT to recognize gain allocable to a limited partner under Code Section 704(c), and (ii) must maintain nonrecourse debt within the meaning of Code Section 752 in the aggregate amount of $111,903,269.00 (such amount subject to certain reductions).
In addition, the general partner may not effect or cause to be effected a merger, consolidation, or combination of the DownREIT with and into another entity (“Partnership Merger”) without the consent of the limited partners who hold a majority of the percentage interests of the limited partners (excluding any affiliates of the general partner) except:
•
in connection with certain mergers or other transactions involving us as described in the Partnership Agreement; or

•
a Partnership Merger of the DownREIT with and into our direct or indirect subsidiary which we designated to become our future operating partnership entity in connection with a restructuring of us and our subsidiaries into an umbrella partnership real estate investment trust structure, subject to certain requirements.

Transferability of Interests
General Partnership Interests
The general partner may not transfer any of its general partnership interests or withdraw as general partner unless the limited partners holding a majority of DownREIT Units held by the limited partners (excluding any affiliates of the general partner) consent to such transfer or withdrawal; provided, however, that no such consent of the limited partners is required for general partnership interest transfers made in connection with certain mergers or other transactions involving us as described in the Partnership Agreement or to an affiliate of the general partner.
DownREIT Units
Generally, no DownREIT Units may be transferred without the consent of the general partner (in its sole discretion), except in the following cases:
•
after April 30, 2026 (the one (1)-year anniversary of the date of the Partnership Agreement), with prior written consent of the general partner (not to be unreasonably withheld), a limited partner may transfer its DownREIT Units to certain permitted transferees; and

•
with the consent of the general partner (not to be unreasonably withheld), subject to certain qualifications and exceptions, a limited partner may pledge or encumber its DownREIT Units for the benefit of any recognized financial institution with assets in excess of $1,000,000,000.

Notwithstanding the foregoing, no transfer by a limited partner of its DownREIT Units may be made to any person if, among other things, such transfer would result in certain tax consequences, including if, in the opinion of legal counsel for the DownREIT, it would result in (or create a material risk of) the DownREIT being treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code. In addition, the general partner may withhold consent to any transfer if (i) the proposed transferee will not represent that it is, or the general partner reasonably believes that the proposed transferee is not, an “accredited investor” (as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act) with sufficient investment experience or (ii) if the total number of partners and transferees immediately following such a transfer would be greater than the number of partners of the DownREIT as of the date of the Partnership Agreement or will increase (as compared to prior to such a transfer).
As condition precedent to any transfer of DownREIT Units, the general partner may, in its sole discretion, require (i) a duly executed interest transfer power with a medallion signature guarantee covering the value of the interests being transferred and/or (ii) an opinion of counsel reasonably satisfactory to the general partner to the effect that the proposed transfer may be effected without registration under the Securities Act and will not otherwise violate the registration provisions of the Securities Act or violate any state securities laws applicable to the DownREIT or the transferred DownREIT Units.
In connection with a transfer of DownREIT Units, the receiving party will be required to execute and deliver certain documentation to the DownREIT for the purposes of, among other things, agreeing to be bound by the terms of the Partnership Agreement and proving such receiving party’s status as an “accredited investor.”
Capital Contributions
No additional capital contributions are required of any partner. The general partner, in its sole discretion, may make additional capital contributions, and the general partner, we, or any of our affiliates may (but is under no obligation to) lend additional funds to the DownREIT to the extent necessary or desirable as reasonably determined by the general partner to meet the DownREIT’s capital requirements.
Except as provided below in “— Distributions”, no partner is be entitled to the withdrawal or return of its capital contribution. The general partner will not be liable for the return of any portion of the capital contribution of any limited partner, and the return, if any, of any partner’s capital contributions will be made solely from the assets of the DownREIT.

Distributions
Except in the case of a liquidation event, the general partner is required to cause the DownREIT to make distributions of available cash of the DownREIT, on a quarterly basis out of the available cash generated by the DownREIT in such quarter to partners of record of the DownREIT, in the following order and priority:
•
First, if any Aggregate Unpaid Dividend Equivalent Amounts exist with respect to the limited partners, one hundred percent (100%) to the limited partners in proportion to and to the extent of their respective Aggregate Unpaid Dividend Equivalent Amounts until no Aggregate Unpaid Dividend Equivalent Amounts exist (the “Dividend Equivalent Distribution Provision”).

•
Second, one hundred percent (100%) to the general partner to the extent of the general partner’s accrued but unpaid Priority Return (as determined as of the close of the quarter corresponding to the applicable record date) (the “GP Priority Return Provision”).

•
Thereafter, one percent (1.0%) to the limited partners in proportion to their percentage interest in the DownREIT and ninety-nine percent (99.0%) to the general partner.

“Aggregate Unpaid Dividend Equivalent Amount” means, with respect to a limited partner, the amount equal to the cumulative amount of quarterly distributions such limited partner would have received had such limited partner held one share (adjusted for splits, in-kind dividends and reclassifications of our common stock, as further described in the Partnership Agreement) of our common stock for each DownREIT Unit such limited partner holds, pro-rated for the first quarter of the effectiveness of the Partnership Agreement.
“Priority Return” means, with respect to the general partner, an annual compounded rate of return of twenty percent (20.0%) on the unrecovered capital amount of the general partner.
The general partner must cause at least an amount required to satisfy the first bullet above to be distributed by the DownREIT quarterly out of the available cash generated by the DownREIT during such quarter (to the extent thereof). Distributions of any remaining available cash after satisfying the first bullet above will be in the general partner’s sole discretion.
In the case of a liquidation event, after payment of, or adequate provision for, debts and obligations of the DownREIT, including any loans by partners, each as reasonably determined by the general partner, any remaining assets of the DownREIT will be distributed to all partners with positive capital accounts in accordance with their respective positive capital account balances. Such capital account of each partner will be determined after all adjustments made as set forth in the Partnership Agreement resulting from the DownREIT operations and from all sales and dispositions of all or any part of the DownREIT’s assets. To the extent deemed advisable by the general partner, appropriate arrangements (including the use of a liquidating trust) may be made to assure that adequate funds are available to pay any contingent debts or obligations.
Allocations of Partnership Income and Losses
Subject to certain exceptions, items of income or gain of the DownREIT for each taxable year will be allocated among the partners in the following order of priority, after giving effect to any required regulatory allocations:
•
First, to each limited partner in the amount, if any, by which (a) the sum of (i) the cumulative distributions to such limited partner pursuant to the Dividend Equivalent Distribution Provision with respect to periods ending on or before the close of the taxable year plus (ii) any Aggregate Unpaid Dividend Equivalent Amount of such limited partner at the close of such taxable year exceeds (b) the aggregate items of income or gain previously allocated to such limited partner pursuant to this first step and, as among the limited partners, in proportion to their relative excess amounts.

•
Second, to the general partner in the amount, if any, by which (a) the sum of (i) the cumulative distributions to the general partner pursuant to the GP Priority Return Provision with respect to periods ending on or before the close of the taxable year plus (ii) any accrued but unpaid Priority

Return at the close of such taxable year exceeds (b) the aggregate items of income or gain previously allocated to the general partner pursuant to this second step.
•
Thereafter, one percent (1.0%) to the limited partners in proportion to their respective percentage interest in the DownREIT and ninety-nine percent (99.0%) to the general partner.

Subject to certain exceptions, items of deduction or loss of the DownREIT for each taxable year will be allocated among the partners in the following order of priority, after giving effect to any required regulatory allocations:
•
First, one percent (1.0%) to the limited partners in proportion to their respective percentage interest in the DownREIT and ninety-nine percent (99.0%) to the general partner, until the aggregate items of deduction or loss allocated to the limited partners pursuant to this first step equals the aggregate items of income or gain allocated to the limited partners pursuant to the third step above.

•
Thereafter, one hundred percent (100%) to the general partner.

Redemption Rights
Limited Partners’ Redemption Rights
On or after April 30, 2026 (the twelve (12)-month anniversary of the date of the Partnership Agreement), the limited partners will have the right (the “Redemption Right”) to cause the DownREIT to redeem their DownREIT Units for an amount, in cash, that is equal to the number of shares of our common stock corresponding to the number of DownREIT Units such limited partner has chosen to redeem multiplied by the average of the daily closing prices of our common stock for the ten (10) trading days prior to the date on which the general partner receives the corresponding notice of redemption (the “Cash Payment Amount”). A redemption will take place on the thirtieth (30th) business day following delivery of the notice of redemption by the tendering limited partner (“Specified Redemption Date”), with payment to be made on such date or as soon as practicable thereafter.
Notwithstanding the foregoing, the general partner may, in its sole and absolute discretion, elect by written notice to the tendering limited partner not less than five (5) business days prior to the applicable Specified Redemption Date, acquire the tendered DownREIT Units in exchange for cash or our common stock. In the event the general partner elects this option, on or as soon as practicable after the Specified Redemption Date, either (i) the general partner, or we on behalf of the general partner, will pay the Cash Payment Amount with respect to the tendered DownREIT Units, or (ii) we, on behalf of the general partner, will issue to the tendering limited partner a number of our common stock corresponding to the tendered DownREIT Units (with cash in lieu of fractional shares).
For purposes of the foregoing, each DownREIT Unit corresponds to one (1) share of our common stock, adjusted for splits, in-kind dividends and reclassifications of our common stock, as further described in the Partnership Agreement.
Any redemption of DownREIT Units will be subject to the following further conditions and requirements:
•
the limited partner must redeem a minimum of five hundred (500) DownREIT Units in a given redemption, or all of such limited partner’s DownREIT Units if such limited partner holds fewer than five hundred (500) DownREIT Units;

•
the redemption must comply with the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•
the limited partner must deliver notices, an investor questionnaire and other documentation, and make certain representations and warranties (including that such redeemed DownREIT Units are free and clear of claims, liens and encumbrances), each in accordance with the terms of the Partnership Agreement; and

•
the redemption must not violate any ownership limit set forth in our charter.

General Partner’s Call Rights
The general partner has the right, but not the obligation, from time to time and at any time, (i) on and after the earlier of (x) April 30, 2040 (the fifteen (15)-year anniversary of the date of the Partnership Agreement) or (y) the date on which DownREIT Units representing more than ninety percent (90%) of the DownREIT Units outstanding on the date of the Partnership Agreement have been exchanged or redeemed, whether in our common stock or for cash, through the exercise of Redemption Rights, or (ii) in connection with and prior to certain mergers or other transactions involving us as described in the Partnership Agreement or a liquidation event, to acquire all or a portion of the outstanding DownREIT Units for cash or our common stock as set forth above.
Additionally, the general partner is not precluded from exchanging DownREIT Units held by any limited partner for our common stock or cash or other property upon such terms and conditions negotiated between the limited partner and the general partner.
Term
The DownREIT will continue in perpetuity unless sooner dissolved and terminated upon the first to occur of certain events specified in the Partnership Agreement or as otherwise provided by law.
Amendment of the Partnership Agreement
Amendments to the Partnership Agreement may only be proposed by the general partner. The general partner is required to seek the written vote of the limited partners on the proposed amendment or call a meeting to vote thereon. For purposes of obtaining a written vote, the general partner may require a response within a reasonable specified time, but not less than fifteen (15) days. A proposed amendment will be adopted if it is approved by the general partner, and it receives the consent of limited partners who hold a majority of the interests of the limited partners (excluding any limited partner who is an affiliate of the general partner).
Notwithstanding the above, the general partner may amend the Partnership Agreement without the consent of any limited partners to: (i) add to the representations, duties or obligations of the general partner or surrender any right or power granted to the general partner, (ii) reflect a change that does not materially and adversely affect any of the limited partners, or to cure any ambiguity, correct or supplement any provision which may be inconsistent with any other provision, or (iii) reflect the admission, substitution, termination or withdrawal of partners.
Notwithstanding the foregoing paragraphs, no amendments to the Partnership Agreement that would adversely affect a limited partner (or its assignee) may be adopted without the consent of each such limited partner or assignee if it would: (i) convert a limited partner’s interest into a general partner interest, (ii) increase the liability of a limited partner, (iii) except as otherwise permitted in the Partnership Agreement, alter any of the rights of the partners to distributions, (iv) alter or modify any aspect of Redemption Rights, (v) cause the early termination of the DownREIT (other than pursuant to the terms of the Partnership Agreement) or (vi) amend this provision.

COMPARISON OF DOWNREIT UNITS AND OUR COMMON STOCK
The DownREIT and we are organized and incorporated in Delaware and Maryland, respectively. Upon the exchange of DownREIT Units for shares for our common stock, the rights of stockholders will be governed by the MGCL and by our charter and bylaws.
The information below highlights certain material differences between the DownREIT Units and our common stock, including, among other things, the nature of the investment, voting rights, distributions and dividends, liquidity and transferability, liquidation rights, redemption rights and certain tax matters. These comparisons are intended to assist holders of DownREIT Units in understanding the ways in which their investment will be materially changed if they tender their DownREIT Units in exchange for shares of our common stock.
The following discussion is summary in nature and does not constitute a complete discussion of these matters, and holders of DownREIT Units should carefully review the rest of this prospectus and the registration statement of which this prospectus is a part, and the documents we incorporate by reference as exhibits to the registration statement of which this prospectus is a part, particularly our charter and our bylaws, for important additional information. This discussion, to the extent it constitutes a summary of any document is qualified entirely by reference to those documents.
DownREIT Units / Delaware Law	Common Stock / Maryland Law
Form of Organization and Nature of Investment
The DownREIT is organized as a Delaware limited partnership. The DownREIT Units constitute limited partner interests in the DownREIT.	We are a Maryland corporation. Our common stock constitutes equity securities in us. We have elected to be taxed as a REIT under the Code, commencing with our taxable year ended December 31, 1994, and intend to maintain our qualification as a REIT. Our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code relating to our actual annual operating results, asset composition, distribution levels, and diversity of stock ownership. See “United States Federal Income Tax Considerations — Taxation of AvalonBay as a REIT.” We develop, redevelop, acquire, own and operate apartment communities in New England, the New York/New Jersey metro area, the Mid-Atlantic, the Pacific Northwest, and Northern and Southern California, as well as in our expansion regions of Raleigh-Durham and Charlotte, North Carolina, Southeast Florida, Dallas and Austin, Texas, and Denver, Colorado
Purpose
The purpose and nature of the DownREIT is to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the DRULPA, without limitation, (i) to own, lease, operate, maintain, repair and otherwise deal with any of its properties it holds following the completion of the Transaction (including the BSR Properties and the AvalonBay Contributed Assets) and any properties it may later acquire, (ii) to carry on other business typical for an owner or operator of properties similar to the properties it holds following the completion of the Transaction,	Under our charter, the purposes for which we were formed are to engage in business as a REIT and to engage in any other lawful act or activity for which corporations may be organized under the MGCL.

DownREIT Units / Delaware Law	Common Stock / Maryland Law
including acquiring, managing and disposing of other properties and (iii) to do other things incident to the other purposes set forth in the foregoing. However, such business is limited to and conducted in such a manner as to permit us at all times to be classified as a REIT. The DownREIT currently owns properties in Texas and Florida.
Voting Rights

Under the Partnership Agreement, the consent of limited partners who hold a majority of the percentage interests of the limited partners (excluding any affiliates of the general partner) is required for specified limited matters, including certain merger transactions (see “— Sale of Assets; Merger”), the transfer of any general partnership interest or withdrawal as general partner (with certain exceptions), an election by the general partner to dissolve the DownREIT, and amendments to the Partnership Agreement (with certain exceptions).
Limited partners generally do not otherwise have the right to vote on decisions relating to the operation or management of the DownREIT.

Holders of our common stock are entitled to one vote for each of common stock held by such stockholder.
Except as provided by the terms of any other class or series of stock, holders of common stock have the exclusive power to vote on all matters presented to our stockholders, including the election of directors. Our bylaws provide for majority voting in uncontested director elections. Pursuant to our bylaws, in a contested election, directors are elected by a plurality of all of the votes cast in the election of directors.
Amendments to the charter of a Maryland corporation and the dissolution of a Maryland corporation must generally be approved by the stockholders of the corporation by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter. Our charter reduces the required vote (as permitted by the MGCL) to a majority of the votes entitled to be cast on the matter.

Sale of Assets; Merger

Subject to certain exceptions, until April 30, 2032 (the seven (7)-year anniversary of the date of the Partnership Agreement), the DownREIT (i) may not sell, exchange or otherwise dispose of contributed property or any interest therein (except in limited circumstances) in a manner that causes the DownREIT to recognize gain allocable to a limited partner under Code Section 704(c), and (ii) must maintain nonrecourse debt within the meaning of Code Section 752 in the aggregate amount of $111,903,269.00 (such amount subject to certain reductions).
In addition, the general partner may not effect or cause to be effected a Partnership Merger without the consent of the limited partners who hold a majority of the percentage interests of the limited partners (excluding any affiliates of the general partner) except:
•
Partnership Agreement; or
in connection with certain mergers or other transactions involving us as described in the

Under the MGCL, a corporation cannot merge, convert, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the stockholders of the corporation by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter. Our charter reduces the required vote (as permitted by such law) to a majority of the votes entitled to be cast on the matter.

DownREIT Units / Delaware Law	Common Stock / Maryland Law

•
a Partnership Merger of the DownREIT with and into our direct or indirect subsidiary which we designated to become our future operating partnership entity in connection with a restructuring of us and our subsidiaries into an umbrella partnership real estate investment trust structure, subject to certain requirements.

Transfer / Change of Control Limitations

Except in limited circumstances, the general partner has exclusive management power over the business and affairs of the DownREIT. The general partner may not be removed as general partner by the limited partners with or without cause.
A limited partner may not transfer any of its DownREIT Units without the consent of the general partner (in its sole discretion), except: (i) a limited partner may transfer its DownREIT Units to certain permitted transferees after April 30, 2026 (the one (1)-year anniversary of the date of the Partnership Agreement) with prior written consent of the general partner (not to be unreasonably withheld), and (ii) a limited partner may pledge or encumber its DownREIT Units for the benefit of a large financial institution, subject to certain qualifications and exceptions, with the consent of the general partner (not to be unreasonably withheld).
The Maryland General Corporation Law and our charter and bylaws contain provisions that could delay, defer or prevent a transaction or a change of control of our company. These provisions include, among others, provisions in our charter that restrict ownership and transfer of our stock and grant power to our board of directors to fill certain vacancies on the board, the business combination provisions of the MGCL, and the advance notice provisions of our bylaws. See “Material Provisions of Maryland Law and Our Charter and Bylaws.”
Distributions / Dividends
See “Description of the Partnership Agreement of Aqua DownREIT, L.P. — Distributions.”	See “Description of Capital Stock — Description of Common Stock — Dividends” and “United States Federal Income Tax Considerations — Annual Distribution Requirements Applicable to REITs.”
Additional Equity
The general partner, in its sole discretion, may make additional capital contributions to the DownREIT. No partner is required to make any additional capital contributions.	We may issue, from time to time, some or all of the shares of any or all classes or series of stock with or without certificates as determined by the Board of Directors, subject to such restrictions or limitations, if any, as set forth in our charter and/or the MGCL, provided that such additional shares do not exceed the authorized number of shares of stock stated in our charter.
Management Control
All management powers over the business and affairs of the DownREIT are vested in the general partner, subject to certain restrictions. No limited partner has any rights to participate in or exercise control or management power over the business and affairs of the DownREIT, except for actions which require the consent of limited partners.	The business and affairs of our company are managed under the direction of the Board of Directors subject to applicable provisions of Maryland law and the express limitations in our charter and bylaws.

DownREIT Units / Delaware Law	Common Stock / Maryland Law
Liquidity and Transferability / Redemption at Holder’s Option

There is no public market for the DownREIT Units and the DownREIT Units are not listed on any securities exchange.
Transfers of DownREIT Units are subject to restrictions and requirements under the Partnership Agreement. See “— Transfer / Change of Control Limitations.”
Commencing on April 30, 2026 (the twelve (12)-month anniversary of the date of the Partnership Agreement), each limited partner will have a right to cause the DownREIT to redeem all or a portion of their DownREIT Units for cash, provided that the general partner may, at its sole discretion, elect to acquire such DownREIT Units for cash or our common stock. See “Description of the Partnership Agreement of Aqua DownREIT, L.P. —  Redemption Rights — Limited Partners’ Redemption Rights.”
The general partner also has the right to call outstanding DownREIT Units for cash or our common stock under certain circumstances. See “Description of the Partnership Agreement of Aqua DownREIT, L.P. — Redemption Rights —  General Partner’s Call Rights.”

Our common stock is listed on the NYSE under the symbol “AVB.” Our common stock is freely transferable under the Securities Act, but is subject to restrictions on ownership and transfer set forth in our charter. See “Description of Capital Stock —  Description of Common Stock — Restriction on Ownership” and “Description of Capital Stock —  Limits on Ownership of Stock.”
Our common stock is not redeemable or convertible at the option of the stockholder.

Liquidation Rights
Upon the DownREIT’s liquidation, after payment of, or adequate provision for, its debts and obligations, any of its remaining assets will be distributed to all partners with positive capital accounts in accordance with their respective positive capital account balances.	Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding excess stock, holders of our common stock are entitled to share ratably and in the same proportion as our other stockholders in the assets that we may legally use to pay distributions in the event that we are liquidated, dissolved or our affairs are wound up after we pay or make adequate provision for all of our known debts and liabilities.
Certain U.S. Federal Income Tax Consequences to Taxable U.S. Holders

As a partnership for U.S. federal income tax purposes, the DownREIT is not generally subject to U.S. federal income taxes at the entity level. Instead, each U.S. unitholder of DownREIT Units will include such U.S. unitholder’s distributive share of the DownREIT’s taxable income or loss in determining such U.S. unitholder’s individual U.S. federal income tax liability.
The exchange of DownREIT Units for either cash or shares of our common stock is generally a taxable transaction. See “United States Federal Income Tax Considerations — Tax Consequences of Redemption.”
As long as we qualify as a REIT, we generally may avoid U.S. federal corporate income tax by distributing currently our taxable income to our stockholders. Distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, generally will constitute dividends taxable to our taxable U.S. stockholders as ordinary income. Such dividends will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations and generally will not be eligible for treatment as “qualified dividend income” for individual U.S. stockholders. However, a

DownREIT Units / Delaware Law	Common Stock / Maryland Law

A U.S. unitholder’s ability to deduct its allocable share of DownREIT losses, if any, may be limited under applicable provisions of the Code, including for certain taxpayers the “at-risk,” “passive activity” and “excess business losses” limitations. A portion of a U.S. unitholder’s share of the DownREIT’s income may be treated as passive activity income, so that a U.S. unitholder subject to the “passive activity” rules may be able to offset such income with losses from other investments that constitute “passive activities.” Partnership cash distributions are generally not taxable to a holder of DownREIT Units except to the extent they exceed the U.S. unitholder’s tax basis in its partnership interest, which will include such U.S. unitholder’s share of the debt of the partnership.
Each year, U.S. unitholders will receive a “Schedule K-1” from the DownREIT, which will contain detailed tax information for inclusion in preparing their U.S. federal income tax returns.
U.S. unitholders may be required to file state income tax returns and/or pay state income taxes in the state(s) in which the DownREIT owns property, even if they are not residents of such state(s).
The U.S. federal income tax considerations relating to on-going ownership of DownREIT Units and the foregoing is necessarily incomplete and limited to select generally applicable considerations.

noncorporate U.S. stockholder generally may deduct 20% of the ordinary income dividends received from us for the taxable year.
Distributions that we properly designate as capital gain dividends will generally be taxable to our taxable U.S. stockholders as gain from the sale or disposition of a capital asset held for more than one year. However, U.S. stockholders may be required to treat a portion of any capital gain dividend as “unrecaptured Section 1250 gain” (which is generally taxed at a higher rate than long term capital gain tax rates for non-corporate U.S. stockholders) if we incur such gain.
Distributions in excess of current and accumulated earnings and profits will be treated as a nontaxable return of capital to the extent of a U.S. stockholder’s adjusted basis in his common stock, with the excess taxed as capital gain.
Distributions we make and gain arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any “passive losses” against this income or gain. U.S. stockholders may not include in their own income tax returns any of our losses.
U.S. stockholders who are individuals generally will not be required to file state income tax returns and/or pay state income taxes outside of their state of residence solely as a result of their ownership of our stock.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of certain U.S. federal income tax considerations relating to (i) our qualification and taxation as a REIT, (ii) the acquisition, ownership and disposition of shares of our common stock, and (iii) the exchange of DownREIT Units for shares of our common stock by a limited partner.
Because this summary is intended to address only certain material U.S. federal income tax considerations that generally will apply to all U.S. holders (as defined below) relating to (i) the ownership and disposition of our common stock, and (ii) the exchange of DownREIT Units for shares of our common stock by a limited partner, it may not contain all the information that may be important to you. When we refer to a U.S. holder, we mean a beneficial owner of our common stock or of DownREIT Units that is, for U.S. federal income tax purposes:
(1)
an individual who is a citizen or resident, as defined in Code Section 7701(b), of the United States;

(2)
a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;

(3)
an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

(4)
a trust (i) if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under the applicable Treasury Regulations to be treated as a United States person under the Code.

As you review this discussion, you should keep in mind that:
•
the tax consequences to you may vary depending on your particular tax situation;

•
special rules that are not discussed below may apply to you if, for example, you are:

(1)
a broker-dealer, a dealer in securities or currencies, a trust, an estate, a regulated investment company, a REIT, a bank or other financial institution, an insurance company,

(2)
a partnership, a subchapter S corporation, or similar pass-through entity or a person holding their interest through such an entity,

(3)
a person holding their interest through a tax-deferred or other retirement account,

(4)
a person who holds a 10% or more (by vote or value) beneficial interest in our stock,

(5)
a person holding shares of our common stock as part of a short sale, hedge, conversion, straddle, synthetic security or other integrated investment, constructive sale or other integrated transaction for U.S. federal income tax purposes,

(6)
a person required to accelerate any item of gross income pursuant to Section 451(b) of the Code as a result of such income being recognized on an applicable financial statement,

(7)
a person that marks-to-market our common stock,

(8)
a person that acquired shares of our common stock in connection with the performance of services,

(9)
a non-U.S. trust or estate, a U.S. expatriate,

(10)
a U.S. holder whose “functional currency” (as defined in Section 985 of the Code) is not the U.S. dollar, or

(11)
a person that is otherwise subject to special tax treatment under the Code;

•
this summary does not discuss the impact of any of the following taxes: any U.S. federal taxes other than income taxes (such as estate and gift taxes), U.S. state and local taxes, individual alternative minimum taxes, corporate alternative minimum taxes, excise taxes (other than certain REIT excise taxes on certain undistributed amounts) or taxes imposed by non-U.S. jurisdictions could have on the matters discussed in this summary and the potential application of the income accrual rules set forth in Section 451(b) of the Code;
•
this summary assumes that stockholders holding our common stock hold such common stock as “capital assets” within the meaning of Section 1221 of the Code;

•
this summary does not address U.S. federal income tax considerations applicable to U.S. tax-exempt organizations or non-U.S. persons, except to the limited extent described below;

•
this summary does not address the application of tax treaties in general or any particular tax treaty; and

•
this discussion is not intended to be, and should not be construed as, tax advice.

If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner or member generally will depend upon the status of the partner or member and the activities of the entity or arrangement. If you are a partner or member in such an entity or arrangement holding our common stock, you should consult your tax advisors.
In addition, the following summary does not address any U.S. federal income tax considerations to holders of our outstanding stock (including common stock) that could result if we issue any redeemable preferred stock at a price that exceeds its redemption price by more than a de minimis amount or that otherwise provides for dividends that are economically a return of the stockholder’s investment (rather than a return on the stockholder’s investment), which preferred stock could be considered “fast-pay stock” under Treasury Regulations promulgated under Section 7701(l) of the Code and treated under such Treasury Regulations as a financing instrument among the holders of the fast-pay stock and our other stockholders.
The information in this section is based on the current Code, current, temporary and proposed Treasury Regulations promulgated under the Code, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (the “IRS”), including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS except in the case of the taxpayer to whom a private letter ruling is addressed, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law, possibly with retroactive effect. We have not obtained, and do not expect to seek, any rulings from the IRS concerning the tax treatment of the matters discussed below. It is possible that the IRS could challenge the statements in this discussion, which do not bind the IRS or the courts, and a court could agree with the IRS. The following discussion describes the tax rules applicable to REITs as in effect as of the date of this prospectus and, with limited exceptions, does not address any rules that may have applied to us during prior periods.
For purposes of this discussion, unless the context otherwise requires, (i) the term “partnership” means an entity that is treated as a partnership for U.S. federal income tax purposes, (ii) the term “partner” includes any person treated as a partner of a partnership for U.S. federal income tax purposes, (iii) the term “corporation” means an entity that is treated as a corporation for U.S. federal income tax purposes, and (iv) the terms “stock,” “shares” and similar terms, when referring to ownership interests in an entity, include any interest treated as stock in an entity that is treated as a corporation for U.S. federal income tax purposes.
You should review the following discussion and consult with your tax advisor to determine the effect of the purchase, ownership and disposition of our common stock on your individual tax situation, including any state, local or non-U.S. tax consequences.
Taxation of AvalonBay as a REIT
We have elected to be taxed as a REIT under the Code. A REIT generally is not subject to U.S. federal income tax on the income that it distributes to its stockholders if it meets the applicable REIT distribution requirements and other requirements for qualification.
We believe that we are organized and have operated, and we intend to continue to operate, in a manner allowing us to qualify as a REIT, but there can be no assurance that we have qualified or will remain qualified as a REIT. Qualification and taxation as a REIT depend upon our ability to meet, through actual annual (or in some cases quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various other REIT qualification requirements imposed under the Code, as in effect for each applicable taxable period. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations (including with respect to matters that we may not control or for which it is not possible to obtain all the relevant facts) and the possibility of future changes in our circumstances, we cannot provide any assurance that our actual operating results have satisfied or will satisfy the requirements for taxation as a REIT under the Code for any particular taxable year.
Goodwin Procter LLP has acted as our tax counsel in connection with this prospectus. Goodwin Procter LLP has rendered an opinion to us, as of the date of this prospectus, to the effect that commencing with our taxable year ended on December 31, 1994, our form of organization and our prior, current, and proposed ownership and operations (as represented by us to Goodwin Procter LLP) are such as to have enabled us to qualify and continue to qualify as a REIT under the applicable provisions of the Code. This opinion has been filed as an exhibit to the registration statement of which this prospectus is a part.
Goodwin Procter LLP’s opinion is based on representations, statements and covenants made by us as to certain factual matters relating to our formation, organization, ownership, operation, and certain other matters affecting our ability to qualify as a REIT. Goodwin Procter LLP has not verified those representations, statements or covenants and their opinion assumes that such representations, statements and covenants have been, are, and will be true, correct and complete, that we (and our subsidiaries) are and have been owned and operated and will continue to be owned and operated in accordance with such representations, statements and covenants and that we will take no action inconsistent with our status as a REIT. In addition, this opinion is based on the law existing and in effect as of its date (and to the extent applicable, the law in effect for prior periods covered by this opinion). Our qualification as a REIT depends on us meeting and having met, in our actual ownership and operations, the applicable asset composition, source of income, shareholder diversification, distribution, record keeping and other requirements of the Code necessary for a corporation to qualify as a REIT. Goodwin Procter LLP has not verified and will not verify our compliance with these tests on a continuing basis. Accordingly, the opinion of our tax counsel does not guarantee our ability to have qualified as or to remain qualified as a REIT, and no assurance can be given that we have satisfied and will satisfy such tests for our taxable year ended December 31, 1994 or for any subsequent period. Also, the opinion of Goodwin Procter LLP is not binding on the IRS, or any court, and could be subject to modification or withdrawal based on future legislative, judicial or administrative changes to U.S. federal income tax laws, any of which could be applied retroactively. Goodwin Procter LLP will have no obligation to advise us or the holders of our stock of any subsequent change in the matters addressed in its opinion, the factual representations or assumptions on which the conclusions in the opinion are based, or of any subsequent change in applicable law.
So long as we qualify for taxation as a REIT, we generally will be entitled to a deduction for dividends that we distribute to our stockholders in calculating REIT taxable income, and therefore we generally will not be subject to U.S. federal corporate income tax on our taxable income that we distribute currently to our stockholders. This treatment substantially eliminates “double taxation” (that is, taxation at both the corporate and stockholder levels) that generally results from an investment in a corporation. However, even if we qualify for taxation as a REIT, we will be subject to U.S. federal income tax as follows:
•
We will be subject to regular U.S. federal corporate income tax on any undistributed “REIT taxable income.” REIT taxable income is the taxable income of the REIT, subject to specified adjustments, including a deduction for dividends paid.

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If we have net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, we will be subject to tax at the highest U.S. federal corporate income tax rate on this income.

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If we have net income from “prohibited transactions,” we will be subject to a 100% tax on this income. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

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If we fail to satisfy either the 75% gross income test or the 95% gross income test (each as discussed below) for a taxable year but nonetheless maintain our qualification as a REIT pursuant to certain relief provisions, we will be subject to a 100% U.S. federal income tax equal on the product of (i) the amount by which we failed either the 75% or the 95% gross income test for such taxable year (whichever amount is greater), multiplied by (ii) a fraction intended to reflect our profitability.

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If we fail to satisfy any of the REIT asset tests (as described below), other than a failure by a statutory de minimis amount of the 5% or 10% assets tests, and we qualify for and satisfy certain relief provisions, then we will be required to pay a tax equal to the greater of (i) $50,000 or (ii) the product of (x) the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset tests and (y) the highest U.S. federal corporate income tax rate.

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If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and we qualify for a reasonable cause exception, we may retain our REIT qualification if we pay a penalty of $50,000 for each such failure.

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If we fail to qualify for taxation as a REIT because we have accumulated non-REIT earnings and profits at the end of the relevant year (i.e., any earnings and profits that we inherit from a taxable C corporation during the year, such as through a tax-free merger or tax-free liquidation with a taxable C corporation, and that are not distributed or otherwise offset during the taxable year), and the presence of non-REIT earnings and profits at year-end is not due to fraud with intent to evade tax, we generally may retain our REIT status by paying a special distribution, but we will be required to pay an interest charge on 50% of the amount of undistributed non-REIT earnings and profits.

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We will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which U.S. federal income tax was paid, if we fail to distribute during each taxable year at least the sum of:

(1)
85% of our REIT ordinary income for the year;

(2)
95% of our REIT capital gain net income for the year; and

(3)
any undistributed taxable income from prior taxable years.

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We will be subject to a 100% penalty tax on some payments we receive or on certain other amounts (or on certain expenses deducted by our taxable REIT subsidiaries) if arrangements among us, our tenants and/or our taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties.

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We may be subject to tax on gain recognized in a taxable disposition of assets acquired by way of a tax-free merger or other tax-free reorganization with a non-REIT corporation or a tax-free liquidation of a non-REIT corporation into us. Specifically, to the extent we acquire (or have acquired) any asset from a C corporation in a carry-over basis transaction and we subsequently recognize gain on a disposition of such asset during a five-year period beginning on the date on which we acquired the asset, then, to the extent of any “built-in gain,” such gain will be subject to tax at the highest regular U.S. federal corporate income tax rate. Built-in gain means the excess of (i) the fair market value of the asset as of the beginning of the applicable recognition period over (ii) our adjusted tax basis in such asset as of the beginning of such recognition period. The results described in this paragraph assume that the non-REIT corporation does not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.

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Income earned by our taxable REIT subsidiaries (or certain income of any non-U.S. taxable REIT subsidiaries) will be subject to regular U.S. federal corporate income tax.

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We may be required to pay penalties to the IRS if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders.

No assurance can be given that the amount of any such U.S. federal income taxes will not be substantial. In addition, we and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local and non-U.S. income, franchise, property and other taxes on assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT
We elected to be taxed as a REIT under the Code commencing with our taxable year ended December 31, 1994. In order to have so and remain so qualified, we must have met and continue to meet the requirements discussed below (or as in effect for prior years), relating to our organization, ownership, sources of income, nature of assets and distributions of income to stockholders, beginning with our taxable year ended December 31, 1994, unless otherwise noted.
The discussion below summarizes current law except where expressly noted otherwise. We do not believe any differences between the current requirements for qualification as a REIT and the requirements in effect for any prior year have prevented us from qualifying as a REIT for any period.
The Code defines a REIT as a corporation, trust, or association:
(1)
that is managed by one or more trustees or directors;

(2)
the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)
that would be taxable as a domestic corporation, but for its election to be subject to tax as a REIT under Sections 856 through 860 of the Code;

(4)
that is neither a financial institution nor an insurance company subject to applicable provisions of the Code;

(5)
the beneficial ownership of which is held by 100 or more persons on at least 335 days in each full taxable year, proportionately adjusted for a short taxable year;

(6)
generally, during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned directly or indirectly, or by application of certain attribution rules, by five or fewer “individuals,” as defined in the Code to include specified entities;

(7)
that makes an election to be taxable as a REIT for the current taxable year, or has made this election for a previous taxable year, which election has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

(8)
that uses a calendar year for U.S. federal income tax purposes; and

(9)
that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.

Conditions (1), (2), (3) and (4) above must be met during the entire taxable year and conditions (5) and (6) do not have to be met until after the first taxable year for which a REIT election is made. For purposes of determining stock ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation and a portion of a trust permanently set aside or used exclusively for charitable purposes generally are each considered an individual. A trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above. For purposes of condition (6) above, stock owned by an entity is attributed to the owners of the entity, a person is deemed to own stock that the person has an option to acquire and an individual is deemed to own stock owned by certain family members.
We believe that we have sufficient diversity of ownership to allow us to satisfy conditions (5) and (6) above. In addition, our charter provides restrictions regarding the transfer and ownership of shares of our capital stock that are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements.
To monitor its compliance with condition (6) above, a REIT is required to maintain records regarding the actual ownership of its shares. To do so, it must send annual demand letters to the record holders of significant percentages of its stock requesting information regarding the actual ownership of its shares (i.e., the persons required to include our dividends in their gross income). If we comply with the annual demand letters requirement and we do not know or, exercising reasonable diligence, would not have known of our failure to meet condition (6) above, then we will be treated as having met condition (6) above. Failure to comply with such requirements could subject us to penalties. If you fail or refuse to comply with the demand letters, you will be required by the Treasury Regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information.
We have complied with condition (7) above by making our REIT election as part of our U.S. federal income tax return for our taxable year ended December 31, 1994.
For purposes of condition (8) above, we have adopted a calendar year for U.S. federal income tax purposes.
Ownership of Partnership Interests by a REIT.   A REIT that is a partner in a partnership (will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership’s income for purposes of the REIT asset and gross income tests described below. A REIT’s proportionate share of a partnership’s assets and income is based on its capital interest in the partnership (except that for purposes of the 10% value test, described below, a REIT’s proportionate share of the partnership’s assets is based on its proportionate interest in the equity and certain debt securities issued by the partnership). The assets and gross income of the partnership generally retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of gross income of any entity taxable as a partnership for U.S. federal income tax purposes in which we hold an interest will be treated as our assets, liabilities and items of income for purposes of applying the REIT qualification requirements described in this prospectus. The assets, liabilities and items of income of any partnership in which we own an interest include such partnership’s share of the assets and liabilities and items of income with respect to any partnership or disregarded entity in which it holds an interest.
To the extent we hold an equity interest in a partnership, directly or indirectly other than through a taxable REIT subsidiary, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control or only limited influence over the partnership. The assets of one of our partnership joint ventures with Equity Residential include indirect interests in partnerships controlled by Equity Residential, and thus for purposes of our compliance with the REIT asset and gross income requirements we are treated as owning our proportionate share of the assets and as receiving our proportionate share of gross income of the Equity Residential partnerships in which the joint venture has an interest (and will be so treated so long as we own such interests). Although Equity Residential has agreed to operate those partnerships in compliance with the REIT requirements, we cannot assure you that such Equity Residential partnerships have been or will be operated in compliance with the REIT requirements. Failure by those partnerships to comply with the REIT requirements could potentially jeopardize our REIT status.
The discussion above does not apply to our interest in any entity treated as a corporation for U.S. federal income tax purposes. If an entity that we treated as a partnership for U.S. federal income tax purposes was determined instead to be taxed as a corporation, we could fail one or more of the REIT income and asset tests described below. Generally, a domestic unincorporated entity with two or more owners is treated as a partnership for U.S. federal income tax purposes unless it affirmatively elects to be treated as a corporation. However, certain “publicly traded partnerships” are treated as corporations for U.S. federal income tax purposes. A “publicly traded partnership” is any partnership (i) the interests in which are traded on an established securities market or (ii) the interests in which are readily tradable on a “secondary market (or the substantial equivalent thereof).” However, under the relevant Treasury Regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified “safe harbors,” which are based on the specific facts and circumstances relating to the partnership. Moreover, certain publicly traded partnerships will avoid being treated as a corporation for U.S. federal income tax purposes if the partnership derives at least 90% of its gross income from certain specified sources of “qualifying income.” We do not believe that any of our direct or indirect subsidiary partnerships should be treated as corporations under the publicly traded partnership rules. However, a contrary determination could prevent us from qualifying as a REIT.

Under the Code, a partnership that is not treated as a corporation under the publicly traded partnership rules generally is not subject to U.S. federal income tax; instead, each partner is allocated its distributive share of the partnership’s items of income, gain, loss, deduction and credit and is required to take such items into account in determining the partner’s income. However, rules applicable to U.S. federal income tax audits of partnerships generally require a partnership to pay the hypothetical increase in partner-level taxes (including interest and penalties) resulting from an adjustment of partnership tax items on audit or in other tax proceedings, unless the partnership elects an alternative method under which the taxes resulting from the adjustment (and interest and penalties) are assessed at the partner level. As a result of these rules, it is possible that partnerships in which we directly and indirectly invest may be subject to U.S. federal income tax, interest and penalties in the event of a U.S. federal income tax audit.
Qualified REIT Subsidiaries and Other Disregarded Subsidiaries.   If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary will be disregarded for U.S. federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary (discussed below), all of the stock of which is owned by the REIT (either directly or through other disregarded subsidiaries). Other entities that (i) are not incorporated or similarly organized, (ii) have not elected to be treated as a corporation for U.S. federal income tax purposes and (iii) are wholly-owned by a single taxpayer (either directly or through other disregarded subsidiaries), including any domestic unincorporated entity that would be treated as a partnership if it had more than one owner, are also generally disregarded as separate entities from their owners for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests (provided that such a single owner non-U.S. entity may be required to affirmatively elect disregarded entity status for U.S. federal income tax purposes and be treated as a corporation absent such an election). For U.S. federal income tax purposes, all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary or other disregarded entity will be treated as assets, liabilities and items of income, gain, loss, deduction and credit of the REIT itself (in the case of a qualified REIT subsidiary) or of the first regarded single owner (in the case of a disregarded entity other than a qualified REIT subsidiary). A qualified REIT subsidiary of ours will not be subject to U.S. federal corporate income taxation, although it may be subject to state and local taxation in some states.
Our ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities. However, if a disregarded subsidiary or a qualified REIT subsidiary ceases to be wholly owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another one of our disregarded subsidiaries), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership (if not formerly a qualified REIT subsidiary) or a taxable corporation (if formerly a qualified REIT subsidiary). Such an event could, depending on the circumstances, adversely affect our ability to satisfy the asset tests and gross income tests (as discussed below), including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation.
Taxable REIT Subsidiaries.   A “taxable REIT subsidiary” of ours is a corporation in which we directly or indirectly own stock and that elects, together with us, to be treated as a taxable REIT subsidiary (provided that a taxable REIT subsidiary is not permitted to directly or indirectly operate or manage certain lodging facilities or health care facilities). In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation, that other subsidiary corporation will also be treated as our taxable REIT subsidiary. A domestic taxable REIT subsidiary is a corporation subject to U.S. federal income tax, and state and local income tax, where applicable, as a regular C corporation (and a non-U.S. taxable REIT subsidiary would be subject to U.S. federal income tax on certain U.S. source income and income effectively connected with a U.S. trade or business, if any).
Generally, a taxable REIT subsidiary can perform impermissible tenant services without causing us to receive impermissible tenant services income from those services under the REIT gross income tests. See “— Income Tests Applicable to REITs — Rents from Real Property” for a discussion of impermissible tenant services income. In addition, a taxable REIT subsidiary generally can engage in other activities that, if conducted by us other than through a taxable REIT subsidiary, could result in the receipt of non-qualified income, the ownership of non-qualified assets or the receipt of income subject to 100% tax on net income from prohibited transactions. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of U.S. federal income taxation. For example, we will be obligated to pay a 100% penalty tax on some payments that we receive or certain other amounts or on certain expenses deducted by the taxable REIT subsidiary if the IRS were to successfully assert that the economic arrangements among us, our tenants and/or the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties.
A REIT’s ownership of securities of a taxable REIT subsidiary is not subject to the 5% or 10% asset tests described below. However, no more than 25% of the gross value of a REIT’s assets may be represented by securities of one or more taxable REIT subsidiaries.
We may conduct material activities through taxable REIT subsidiaries and the amount of U.S. federal, state and local income taxes incurred by our taxable REIT subsidiaries may be material.
Subsidiary REITs.   We may from time to time own interests in other entities that intend to qualify as REITs for U.S. federal income tax purposes. Any such subsidiary REIT generally will be individually subject to the same REIT qualification requirements described in this prospectus. Additionally, if any such entity in which we own an interest fails to qualify for taxation as a REIT in any taxable year, that failure could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation that is not a REIT or a taxable REIT subsidiary, as further described below. Investments in subsidiary REITs may pose additional challenges, such as smaller income and asset bases against which to absorb nonqualifying income and assets. In the case of a subsidiary REIT acquired by purchase, its REIT qualification during our period of ownership could depend on the seller’s compliance with the REIT requirements for periods prior to our acquisition. If we sell stock of a subsidiary REIT, the buyer’s failure to comply with the REIT requirements for the remainder of the taxable year of sale typically will cause the subsidiary REIT to fail to qualify as a REIT for the portion of the year during which we held its stock as well.
Income Tests Applicable to REITs
To qualify as a REIT, we must satisfy two gross income tests annually.
75% Gross Income Test.   First, at least 75% of our gross income for each taxable year (excluding gross income from prohibited transactions and certain other income and gains described below) generally must be derived from (i) “rents from real property,” (ii) interest on obligations secured by mortgages on real property or on interests in real property, (iii) gain from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property, and including gain from the sale of certain personal property ancillary to such real property), (iv) dividends or other distributions paid by other qualifying REITs and gain from the sale of shares of other qualifying REITs, (v) abatements and refunds of taxes on real property, (vi) income and gain derived from foreclosure property, (vii) other specified sources relating to real property or mortgages thereon, and (viii) income from some types of temporary investments.
95% Gross Income Test.   Second, at least 95% of our gross income for each taxable year (excluding gross income from prohibited transactions and certain other income and gains) generally must be derived from any combination of (i) income qualifying under the 75% test, (ii) dividends, (iii) interest, and (iv) gain from the sale or disposition of stock or other securities, which need not have any relation to real property.
Rents from Real Property.   Rents we receive will qualify as “rents from real property” for purposes of satisfying the REIT gross income tests described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a “related party tenant” (as defined below) will not qualify as rents from real property for purposes of the REIT gross income tests unless the tenant is a taxable REIT subsidiary and either (i) at least 90% of the total leased space of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space, or (ii) the property leased to the taxable REIT subsidiary is a lodging facility or a health care facility and certain other requirements are satisfied. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease (determined based on the relative fair market values of the personal property and real property as of the beginning and end of the taxable year), then the portion of rent attributable to the personal property will not qualify as rents from real property.
Generally, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, we may provide directly only an insignificant amount of services, unless those services are not “impermissible tenant services.” Impermissible tenant services are services to tenants other than services that are both usually and “customarily furnished or rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Accordingly, we may not provide impermissible tenant services (except through an independent contractor from whom we derive no revenue and that meets other requirements or through a taxable REIT subsidiary) without giving rise to “impermissible tenant service income.” Impermissible tenant service income is deemed to be the greater of (i) the amounts received or accrued, directly or indirectly, or deemed received, by the REIT with respect to such services, or (ii) 150% of our direct cost in providing the service during the taxable year. If the impermissible tenant service income from a property in a taxable year exceeds 1% of our total income from such property in that taxable year, then all of the income from that property will fail to qualify as rents from real property for such taxable year. If the total amount of impermissible tenant service income from a property for a taxable year does not exceed 1% of our total income from such property for that taxable year, the services will not disqualify any other income from the property that otherwise qualifies as rents from real property, but the impermissible tenant service income itself will not qualify as rents from real property.
We have provided and expect to continue to provide services at our multifamily apartment communities. We believe that the services with respect to our communities that have been and will be provided by us directly are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise rendered to particular tenants, or, to the extent considered impermissible tenant services, income from the provision of such services with respect to a given property has not and will not jeopardize our status as a REIT. We believe that any services with respect to our communities that may not be provided by us directly without jeopardizing our status as a REIT have been, and, if applicable, will continue to be, performed by independent contractors or taxable REIT subsidiaries.
Dividend Income and Gains from Sale of Interests in Taxable REIT Subsidiaries.   Taxable dividends from a taxable REIT subsidiary and gain from a sale or other taxable disposition of interests in a taxable REIT subsidiary will qualify under the 95% gross income test, but not the 75% gross income test. Our need to satisfy the 75% gross income test may adversely affect our ability to distribute earnings from, or dispose of our investment in, a taxable REIT subsidiary.
Nonqualifying Income.   We have earned and continue to earn amounts of nonqualifying income. For example, we earn fees related to the development and management of properties that are not wholly-owned by us. We believe that the amount of nonqualifying income generated from these and certain other activities has not affected and will not affect our ability to meet the gross income tests.
Hedging Transactions and Foreign Currency Gains.   We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury Regulations, any income from a hedging transaction, including gain from the disposition or termination of such a transaction, will not constitute gross income for purposes of the 95% gross income test and the 75% gross income test if the hedging transaction complies with certain identification requirements and (i) is made in the normal course of our business primarily to manage risk of interest rate changes, price changes or currency fluctuations, in each case with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred by us to acquire or carry real estate assets, (ii) is entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income tests (or any property that generates such income or gain), or (iii) hedges against transactions described in clause (i) or (ii) and is entered into in connection with the extinguishment of debt or sale of property that is being hedged against by the transaction described in clause (i) or (ii). To the extent we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our ability to qualify as a REIT. No assurances can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the gross income tests and that such income will not adversely affect our ability to satisfy the REIT qualification requirements. In addition, certain foreign currency gains may be excluded from gross income for purposes of one or both of the REIT gross income tests, provided we do not deal in or engage in substantial and regular trading in securities.
Forward Sale Agreements.   We may enter into forward sale agreements with respect to our stock from time to time under which we have the right, subject to certain conditions, to elect physical, cash or net share settlement in part or in full. In the event that we settle such a forward sale agreement for cash and the settlement price is below the forward sale price, we would be entitled to receive a cash payment from the forward purchasers. Under Section 1032 of the Code, generally, no gains and losses are recognized by a corporation in dealing in its own shares, including pursuant to a “securities futures contract,” as defined in the Code by reference to the Exchange Act. Although we believe that any amount received by us in exchange for our shares of common stock would qualify for the exemption under Section 1032 of the Code, because it is not entirely clear whether the forward sale agreements qualify as “securities futures contracts,” the U.S. federal income tax treatment of any cash settlement payment we receive is uncertain. In the event that we recognize a significant gain from the cash settlement of any forward sale agreements with respect to our stock, we might not be able to satisfy the REIT gross income tests.
Satisfaction of the Gross Income Tests.   If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code. These relief provisions generally will be available if (i) our failure to meet the tests is due to reasonable cause and not due to willful neglect, and (ii) following our identification of such failure for any taxable year, we attach a schedule describing the sources and nature of our gross income for such taxable year to our U.S. federal income tax return and otherwise comply with the applicable Treasury Regulations. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incur unexpectedly exceeds the limits on nonqualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will fail to qualify as a REIT. As discussed under “— Taxation of AvalonBay as a REIT,” even if these relief provisions apply, a tax would be imposed based on the amount of nonqualifying income.
Asset Tests Applicable to REITs
At the close of each quarter of our taxable year, we must satisfy five tests relating to the nature of our assets:
(1)
at least 75% of the value of our total assets must be represented by “real estate assets,” cash, cash items and U.S. government securities. Real estate assets include interests in real property (such as land, buildings, leasehold interest in real property and personal property leased with real property if the rents attributable to the personal property would be rents from real property under the gross income tests discussed above), interests in mortgages on real property or on interests in real property, shares in other qualifying REITs, debt instruments issued by publicly offered REITs, and investments in stock or debt instruments attributable to the temporary investment of new capital during the one-year period following our receipt of new capital that we raised through an offering of shares of our stock or certain public offerings of debt obligations with at least a five-year term;

(2)
not more than 25% of the value of our total assets may be represented by securities other than those in the 75% asset class;

(3)
except for equity investments in REITs, qualified REIT subsidiaries or other securities that qualify as “real estate assets” for purposes of the test described in clause (1) or securities of our taxable

REIT subsidiaries: (a) the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets, (b) we may not own securities possessing more than 10% of the voting power of any one issuer’s outstanding securities, and (c) subject to certain exceptions, we generally may not own more than 10% of the value of the outstanding securities of any one issuer;
(4)
not more than 25% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries; and

(5)
not more than 25% of the value of our total assets may be represented by debt instruments of publicly offered REITs that are not secured by mortgages on real property or interests in real property.

Shares in other qualifying REITs are treated as “real estate assets” for purposes of the REIT assets tests, while shares of our taxable REIT subsidiaries do not qualify as “real estate assets.”
Securities for purposes of the asset tests may include debt securities that are not fully secured by a mortgage on real property (or treated as such). However, the 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code, including, but not limited to, any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In general, straight debt is defined as a written, unconditional promise to pay on demand or at a specific date a fixed principal amount, and the interest rate and payment dates on the debt must not be contingent on profits or the discretion of the debtor. In addition, straight debt may not contain a convertibility feature. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer that do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition, (i) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test to securities issued by the partnership; (ii) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership for purposes of applying the 10% value test if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (iii) for purposes of applying the 10% value test, any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership.
Satisfaction of the Asset Tests.   We believe that our assets comply and have complied with the asset tests and that we can operate so that we can continue to comply with these tests. However, our ability to satisfy these asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination and for which we will not obtain independent appraisals. Accordingly, we cannot provide any assurance that the IRS will not disagree with our determinations.
After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT if we fail to satisfy any of the asset tests at the end of a later quarter solely by reason of changes in the relative values of our assets (including changes in relative value as a result of fluctuations in foreign currency exchange rates). If the failure to satisfy any such asset tests results from an acquisition of securities or other property during a quarter, the failure generally can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with such asset tests.
Moreover, if we fail the 5% asset test or either of the 10% asset tests at the end of any quarter, and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets or otherwise satisfy the requirements of such asset tests within six months after the last day of the quarter in which our identification of the failure to satisfy those asset tests occurred to cure the violation, provided that the non-permitted assets do not exceed the lesser of 1% of the total value of our assets at the end of the relevant quarter or $10,000,000.
Even if we do not qualify for any of the foregoing relief provisions, if we fail any of the asset tests, we are permitted to avoid disqualification as a REIT, if (i) the failure is due to reasonable cause and not willful neglect, (ii) following our identification of the failure, we file a schedule in accordance with Treasury Regulations describing each asset that caused the failure, and (iii) we either dispose of the assets that caused the failure or otherwise satisfy the asset tests within 6 months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred. As discussed under “— Taxation of AvalonBay as a REIT,” if we must rely on this relief provision to preserve our REIT status, we must pay a penalty tax.
Annual Distribution Requirements Applicable to REITs
To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders each taxable year in an amount at least equal to (i) the sum of (a) 90% of our REIT taxable income for such taxable year, computed without regard to the dividends paid deduction and our net capital gain, and (b) 90% of the net income, after tax, from foreclosure property, minus (ii) the sum of certain specified items of non-cash income for such taxable year. For purposes of the distribution requirements, any built-in gain (net of the applicable tax) we recognize during the applicable recognition period that existed on an asset at the time we acquired it from a C corporation in a carry-over basis transaction will be included in our REIT taxable income. See “— Tax on Built-in Gains of Former C Corporation Assets” for a discussion of the possible recognition of built-in gain. In addition, in order to qualify as a REIT, at the end of any taxable year, we must not have any earnings and profits accumulated in a non-REIT year. As a result, if we acquire a C corporation, we generally must distribute the corporation’s earnings and profits accumulated prior to the acquisition before the end of the taxable year in which we acquire the corporation.
These distributions generally must be paid in the taxable year to which they relate. However, qualifying distributions may be made in the following year in two circumstances. First, if we declare a dividend in October, November or December of any calendar year that is payable to a stockholder of record on a specified date in one of those months, such dividend will be treated as both paid by us and received by the stockholder on December 31 of such year, if such dividend is actually paid during January of the following calendar year and provided that we will treat it as paid in such year only to the extent we would otherwise have undistributed current or accumulated earnings and profits for such year. Second, distributions may be made in the following taxable year if we declare them before we timely file our tax return for the year in question and we pay them with or before the first regular dividend payment date after the declaration is made. These distributions will be taxable to our stockholders in the year in which they are paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.
For any REITs that are not “publicly offered,” a distribution will not be counted as satisfying the annual distribution requirements for REITs and will not provide such REIT with a REIT-level tax deduction if the distribution is a “preferential dividend.” A dividend is not a preferential dividend if the distribution is (i) pro rata among all outstanding shares of stock within a particular class, and (ii) in accordance with the preferences among different classes of stock as set forth in the organizational documents of such REIT. This preferential dividend rule may apply to any subsidiary REIT in which we invest. However, so long as we continue to be a “publicly offered REIT,” the preferential dividend rule will not apply to us.
To the extent that we do not distribute (and are not deemed to have distributed) all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to regular U.S. federal corporate income tax on these retained amounts. We will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which U.S. federal income tax was paid, if we fail to distribute during each taxable year at least the sum of:
(1)
85% of our REIT ordinary income for the year;

(2)
95% of our REIT capital gain net income for the year; and

(3)
any undistributed taxable income from prior taxable years.

A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, a REIT may elect to have its stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any such retained amounts would be treated as having been distributed.
We believe that we have made and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements.
We anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement and to distribute such greater amounts as may be necessary to avoid U.S. federal income and excise taxes. However, it is possible that we, from time to time, may choose to retain cash to fund capital projects or future operations or may not have sufficient cash or other liquid assets to meet this distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation, in part due to timing differences between (i) the actual receipt of income and the actual payment of deductible expenses and (ii) the inclusion of such income and the deduction of such expenses in arriving at our taxable income, or as a result of nondeductible expenses such as principal amortization or capital expenditures in excess of noncash deductions or the creation of reserves. Moreover, we generally will be required to include certain amounts in income for U.S. federal income tax purposes no later than the time such amounts are reflected on certain financial statements. The application of this rule may accelerate the accrual of certain amounts. Absent sufficient cash or other liquid assets, we may find it necessary to arrange for borrowings, sell assets or pay taxable stock dividends in order to meet the distribution requirements.
Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a taxable year by paying dividends to stockholders in a later taxable year, which may be included in our deduction for dividends paid for the earlier year. We refer to such dividends as “deficiency dividends.” Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. We will, however, be required to pay interest based upon the amount of any deduction taken for deficiency dividends.
We may seek to satisfy our distribution requirements by making taxable stock dividends. Moreover, we may determine to utilize certain stock dividends the proper treatment of which is not entirely clear. In that case, it is possible that the IRS could challenge our treatment of the stock dividend as a taxable stock dividend, and if such challenge were successful the stock dividend would not count towards satisfying our distribution requirements.
Prohibited Transaction Tax
Any gain we realize on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% tax. The Code provides a safe harbor pursuant to which sales of properties held by us for at least two years and satisfying certain other requirements will not be treated as prohibited transactions, but compliance with the safe harbor may not always be practical. Gain recognized in a taxable REIT subsidiary will also not be treated as a prohibited transaction. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances of a particular transaction. We generally intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating properties, and to make occasional sales of properties, consistent with our investment objectives. We cannot provide any assurance, however, that the IRS will not contend that one or more of these sales are subject to the 100% tax. We also cannot provide assurances that the safe harbor provisions will apply to any particular sale. Although gains recognized by a taxable REIT subsidiary will not be subject to the 100% tax, a taxable REIT subsidiary does pay regular U.S. federal corporate income tax on its taxable income and gains.
Foreclosure Property
Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (i) that is acquired by a REIT as a result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (ii) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated and (iii) for which such REIT makes an election to treat as foreclosure property. REITs generally are subject to tax at the highest U.S. federal corporate income tax rate on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property is held primarily for sale to customers in the ordinary course of a trade or business.
Tax on Built-in Gains of Former C Corporation Assets
If a REIT acquires an asset from a C corporation in a transaction in which the REIT’s basis in the asset is determined by reference to the basis of the asset in the hands of the C corporation (e.g., a tax-free reorganization under Section 368(a) of the Code or a tax-free liquidation under Section 332 of the Code), the REIT may be subject to an entity-level tax upon a taxable disposition of such asset during a 5-year period following the acquisition date. The amount of the tax is determined by applying the highest regular U.S. federal corporate tax rate to the lesser of (i) the excess, if any, of the asset’s fair market value over the REIT’s tax basis in the asset on the acquisition date, or (ii) the gain recognized by the REIT in the disposition. The amount described in clause (i) is referred to as “built-in gain.”
Investments in Loans
A real estate mortgage loan that we own generally will be treated as a real estate asset for purposes of the 75% asset test, and interest and gain from such loan will be treated as interest and gain from an obligation secured by a mortgage on real property, if (i) the value of the real property securing the loan on the date that we acquire, originate or modify the loan is equal to or greater than the highest principal amount of the loan outstanding during the taxable year or (ii) the loan is secured by both real property and personal property and the fair market value of such personal property does not exceed 15% of the total fair market value of all such property (determined on the date we acquire, originate or modify the loan or, for purposes of characterizing gain from the sale of such loan, at the time of sale).
We have originated and acquired loans, including mezzanine loans secured by an interest in a lower tier property owning entity. The IRS has provided a safe harbor with respect to the treatment of a mezzanine loan as a mortgage loan on the underlying property and therefore as a qualifying asset for purposes of the REIT asset tests, but this safe harbor is not a rule of substantive law. Pursuant to the safe harbor, if a mezzanine loan meets certain requirements, it will be treated by the IRS as a qualifying real estate asset for purposes of the REIT asset tests, and interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the REIT 75% gross income test. However, structuring a mezzanine loan to meet the requirements of the safe harbor may not always be practical. We have held, and may hold, mezzanine loans that do not meet all of the requirements of the safe harbor. The IRS or a court could conclude that any such loan is not properly treated as a qualifying mortgage loan for REIT purposes, which in turn could cause us to fail to comply with applicable income and/or asset tests. In that event, we could face substantial penalty taxes to cure the resulting income and/or asset test violations, as described in “— Income Tests Applicable to REITs — Satisfaction of the Gross Income Tests” and “— Asset Tests Applicable to REITs — Satisfaction of the Asset Tests” respectively, or, if we were deemed to have acted unreasonably in making the investment, lose our REIT status. See “— Failure of AvalonBay to Qualify as a REIT” for discussion of the effect of our failure to qualify as a REIT.
To the extent that we derive interest income from a loan where all or a portion of the amount of interest payable is contingent (i.e., based in whole or part on income or profits of any person), such income generally will qualify as “interest” for purposes of the gross income tests only if it is based upon a fixed percentage or percentages of gross receipts or sales, subject to certain exceptions. However, to the extent that interest from a loan that is based on the profit or net cash proceeds from the sale of the property securing the loan constitutes a “shared appreciation provision,” income attributable to such participation feature will be treated as gain from the sale of the secured property for purposes of the REIT gross income tests and the prohibited transaction tax. Investments in debt instruments may require recognition of taxable income prior to receipt of cash from such investments (as we are generally required to accrue interest and any “original issue discount” currently regardless of whether we have received the corresponding cash payment) and may give rise to gain from disposition or repayment that is treated as ordinary income. Certain modifications of a debt instruments may be treated as a taxable event in which we exchange the old debt instrument for a new debt instrument, the value of which may be treated as equal to the face amount of the new debt instrument.
Preferred Equity Investments
We may from time to time hold certain preferred equity investments in non-corporate entities that directly or indirectly own real property. Unless the preferred equity investment is properly treated as indebtedness for U.S. federal income tax purposes, in the case of a preferred equity issuer treated as a partnership, for purposes of the REIT gross income and asset tests, we are required to include our proportionate share of the assets and income of the partnership issuer, based on our share of partnership capital, as if we owned such share of the issuer’s assets directly under the rules generally applicable to investments in partnerships. As a result, absent sufficient controls to ensure that the underlying real property is operated in compliance with the REIT rules, preferred equity investments may jeopardize our compliance with REIT gross income and asset tests. Moreover, preferred equity investments may give rise to certain “guaranteed payments,” the treatment of which is not entirely clear for purposes of the REIT gross income tests.
The proper characterization of a debt-like preferred equity investment as indebtedness or as equity for U.S. federal income tax purposes can be unclear. If such an investment were characterized as debt, and then further characterized as unsecured debt, for U.S. federal income tax purposes, the investment would be subject to the various asset test limitations on investments in unsecured debt and cause our preferred return from the investment to be treated as non-qualifying income for purposes of the 75% gross income test (but we would not have to include our share of the underlying assets and income of the issuer in our tests). Thus, if the IRS successfully challenged our characterization of a preferred equity investment as equity or as secured debt for U.S. federal income tax purposes, we could fail applicable income and/or asset tests, as described in “— Income Tests Applicable to REITs — Satisfaction of the Gross Income Tests” and “— Asset Tests Applicable to REITs — Satisfaction of the Asset Tests” respectively. In that event, we could face substantial penalty taxes to cure such income and/or asset test violations, or, if we were deemed to have acted unreasonably in making the investment, lose our REIT status. See “— Failure of AvalonBay to Qualify as a REIT” for discussion of the effect of our failure to qualify as a REIT. Conversely, we also could fail an applicable gross income or asset test if we have treated a preferred equity investment as indebtedness for U.S. federal income tax purposes and the IRS successfully characterizes the investment as equity for U.S. federal income tax purposes.
In addition, if the underlying property is dealer property and a preferred equity investment is treated as equity for U.S. federal income tax purposes, we could be subject to the 100% prohibited transaction tax to the extent we are treated as receiving an allocation of a share of gains from the sale of the property or with respect to gain recognized on our investment, as described above in “— Prohibited Transaction Tax.”
Penalty Tax
Any redetermined rents, redetermined deductions, excess interest or redetermined taxable REIT subsidiary service income that we or our taxable REIT subsidiaries generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a taxable REIT subsidiary, redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations, and redetermined taxable REIT subsidiary service income is income of a taxable REIT subsidiary attributable to services provided to, or on behalf of, us (other than services furnished or rendered to our tenants) to the extent such income is lower than the income the taxable REIT subsidiary would have earned based on arm’s-length negotiations. Rents that we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

Failure of AvalonBay to Qualify as a REIT
In the event we violate a provision of the Code that would result in our failure to qualify as a REIT, specified relief provisions generally will be available to us to avoid such disqualification if (i) the violation is due to reasonable cause and not willful neglect, (ii) we pay a penalty of $50,000 for each failure to satisfy the provision and (iii) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This relief provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. It is not possible to state whether, in all circumstances, we will be entitled to this statutory relief.
If we fail to qualify as a REIT in any taxable year, and the relief provisions of the Code do not apply, we will be subject to tax on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. For any such non-REIT year, dividends paid by us out of current or accumulated earnings and profits will be treated as dividend income from a regular non-REIT taxable corporation, and, subject to limitations of the Code, dividends received by our corporate U.S. stockholders may be eligible for a dividends-received deduction and dividends to our individual U.S. stockholders will generally be taxed at favorable rates for qualified dividend income. Unless we are entitled to relief under specific statutory provisions, we will also be disqualified from re-electing REIT status for the four taxable years following a year during which qualification was lost.
Taxation of U.S. Stockholders
When we refer to a “U.S. stockholder,” we mean a beneficial owner of our common stock that is a U.S. holder.Distributions by AvalonBay. For so long as we qualify as a REIT, distributions to U.S. stockholders out of our current or accumulated earnings and profits that are not designated as capital gain dividends will be taxable as dividend income. Distributions on our preferred stock (if any) will be treated as made out of any available earnings and profits in priority to distributions on our common stock. Because we are not generally subject to U.S. federal income tax on the portion of our REIT taxable income distributed to our stockholders, our ordinary dividends generally will not qualify for treatment as qualified dividend income taxed as net capital gain for non-corporate U.S. stockholders and will continue to be taxed at the higher rate applicable to ordinary income. The preferential tax rate for qualified dividend income will apply to our ordinary dividends only to the extent attributable (i) to qualified dividend income received from corporations, such as our taxable REIT subsidiaries, or (ii) to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a U.S. stockholder must hold our stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our stock becomes ex-dividend. Dividends paid to a corporate U.S. stockholder will generally not qualify for the dividends received deduction generally available to corporations.
However, U.S. stockholders that are individuals, trusts or estates generally may deduct 20% of “qualified REIT dividends” received from us (generally, dividends received from a REIT by U.S. stockholders that are not designated as capital gain dividends or qualified dividend income). To qualify for this deduction with respect to a dividend on shares of our common stock, a U.S. stockholder must hold such shares for more than 45 days during the 91-day period beginning on the date which is 45 days before the date on which such shares become ex-dividend with respect to such dividend (taking into account certain rules that may reduce a stockholder’s holding period during any period in which the U.S. stockholder has diminished its risk of loss with respect to the shares). If we fail to qualify as a REIT, such U.S. stockholders may not claim this deduction with respect to dividends paid by us.
Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that the distributions do not exceed the adjusted tax basis of the U.S. stockholder’s shares. Rather, such distributions will reduce (down to zero) the U.S. stockholder’s adjusted tax basis in such shares (determined separately for each share).
Distributions in excess of current and accumulated earnings and profits that exceed a U.S. stockholder’s adjusted tax basis in its shares will be treated as gain from the sale or exchange of such shares, taxable as capital gains in the amount of such excess if the shares are held as a capital asset. Previously proposed

Treasury Regulations, since withdrawn, would have applied a return of capital distribution pro rata, on a share-by-share basis, to each share of stock held by the stockholder with the class of stock upon which the return of capital distribution is made. This share-by-share approach could result in taxable gain with respect to some of a U.S. stockholder’s shares, even though the U.S. stockholder’s aggregate basis for such shares would be sufficient to absorb the portion of the distribution that is not treated as being made out of our current and accumulated earnings and profits. Although these proposed Treasury Regulations have been withdrawn, the notice withdrawing the proposed Treasury Regulations reiterated that the Treasury Department and IRS believe that under current law the results of such distributions should derive from the consideration received by a stockholder on a share-by-share basis.
If we declare a dividend in October, November or December of any calendar year with a record date in one of these months and pay the dividend on or before January 31 of the following calendar year, we will be treated as having paid the dividend, and our stockholders will be treated as having received the dividend, on December 31 of the calendar year in which the dividend was declared; provided that we will treat it as paid in such year only to the extent that we otherwise would have undistributed current or accumulated earnings and profits for such year.
Capital Gain Dividends.   We may elect to designate distributions of our net capital gain as “capital gain dividends.” Capital gain dividends generally are taxed to U.S. stockholders as gain from the sale or exchange of a capital asset held for more than one year, without regard to how long the U.S. stockholder has held its shares. However, U.S. stockholders may be required to treat a portion of any capital gain dividend as “unrecaptured Section 1250 gain” (which is generally taxed at a higher rate than long term capital gain tax rates for non-corporate U.S. stockholders) if we incur such gain. Additionally, corporate U.S. stockholders may be required to treat up to 20% of capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations. Ordinary income and capital gain must be allocated proportionately among taxable dividends on both our preferred stock and common stock.
Instead of paying capital gain dividends, we may choose to retain all or part of our net capital gain and designate such amount as “undistributed capital gain.” We will be subject to regular U.S. federal corporate income tax on any undistributed capital gains and our earnings and profits will be adjusted appropriately. On such a designation, a U.S. stockholder:
(1)
will include in its income as long-term capital gains its proportionate share of such undistributed capital gains;

(2)
will be deemed to have paid its proportionate share of the tax paid by us on such undistributed capital gains and receive a credit or refund for the amount of tax deemed paid by it; and

(3)
will increase the tax basis in its common stock by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid.

Passive Activity Losses and Investment Interest Limitation.   Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of shares of our common stock will not be treated as passive activity income, and as a result, U.S. stockholders generally will not be able to apply any “passive activity losses” against such income or gain. Distributions made by us, to the extent they do not constitute a return of capital or a capital gain dividend, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts. We will notify stockholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain.
Stock Dividends and Other Tax Considerations.   The discussion in this section applies equally to distributions payable in cash and taxable stock distributions. The Code provides that certain distributions payable in stock will be treated as taxable stock dividends. In addition, shares acquired through a distribution reinvestment plan are treated as taxable stock dividends, and thus the above applies regardless of whether the distributions by us are reinvested pursuant to our dividend reinvestment and stock purchase plan. Taxable U.S. stockholders receiving taxable distributions of stock will be required to include as dividend income the fair market value of the stock received plus any cash or other property received in the distribution, to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes.
To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may, subject to limitations, reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. Such losses, however, are not passed through and U.S. stockholders may not include in their own income tax returns any of our net operating losses or capital losses.
Sales of Shares.   Upon any taxable sale or other taxable disposition of shares, a U.S. stockholder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (x) the amount of cash and the fair market value of any property received on the sale or other disposition and (y) the U.S. stockholder’s adjusted tax basis in the shares. This gain or loss will be a capital gain or loss if the shares have been held by the U.S. stockholder as a capital asset. The applicable tax rate will depend on the U.S. stockholder’s holding period in the shares (generally, if an asset has been held for more than one year it will produce long-term capital gain), the U.S. stockholder’s tax bracket and the U.S. stockholder’s status (i.e., as an individual or other non-corporate U.S. stockholder or as a corporate U.S. stockholder). The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate U.S. stockholders) to a portion of capital gain realized by a non-corporate U.S. stockholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” U.S. stockholders are urged to consult with their tax advisors with respect to their capital gain tax liability. In general, any loss recognized by a U.S. stockholder upon the sale or other disposition of shares that have been held for six months or less, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. stockholder from us that were required to be treated as long-term capital gains. All or a portion of any loss realized upon a taxable disposition of shares may be disallowed if other shares are purchased within 30 days before or after the date of disposition.
If a U.S. stockholder recognizes a loss upon a subsequent disposition of our common stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of certain Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transactions to the IRS. While these regulations are directed towards “tax shelters,” they are written quite broadly and apply to transactions that would not typically be considered tax shelters.
Significant penalties apply for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our common stock, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in transactions involving us (including our advisors) might be subject to disclosure or other requirements pursuant to these regulations.
Medicare Tax on Unearned Income.   A U.S. stockholder that is an individual is subject to a 3.8% tax on the lesser of (i) the U.S. stockholder’s “net investment income” for the relevant taxable year and (ii) the excess of the U.S. stockholder’s modified gross income for the taxable year over a certain threshold (currently between $125,000 and $250,000 depending on the individual’s circumstances). Estates and trusts that do not fall into a special class of trusts that is exempt from such tax are subject to the same 3.8% tax on the lesser of their undistributed net investment income and the excess of their adjusted gross income over a certain threshold. Net investment income generally includes dividends on our common stock and gain from the sale of our common stock. If you are a U.S. stockholder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of this tax to your income and gains in respect of your investment in our common stock.
Information Reporting and Backup Withholding.   The amount of distributions we pay during each taxable year and the proceeds of any sale or other disposition of our stock will be reported to our U.S. stockholders and the IRS. Under the backup withholding rules, a U.S. stockholder may be subject to U.S. federal backup withholding at a current rate of 24% with respect to distributions unless the U.S. stockholder:
(1)
is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

(2)
provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules.

A U.S. stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the U.S. stockholder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Treatment of Tax-Exempt U.S. Stockholders
U.S. tax-exempt entities, including qualified employee pension and profit-sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to U.S. federal income taxation on their unrelated business taxable income, or UBTI. UBTI generally includes (i) any income or gain not sufficiently related to a tax-exempt organization’s exempt purpose, other than certain passive investment income such as dividends, interest, rents from real property and capital gains, and (ii) debt-financed income derived from property not sufficiently related to such exempt purpose that is subject to “acquisition indebtedness.” U.S. tax-exempt entities generally must separately compute their taxable income and loss for each unrelated trade or business activity for purposes of determining their UBTI.
Provided that a tax-exempt U.S. stockholder has not held its common stock as “debt financed property” within the meaning of the Code, the dividend income it receives from us will not be UBTI to a tax-exempt U.S. stockholder. Similarly, gain from the sale of shares of our common stock will not constitute UBTI unless the tax-exempt U.S. stockholder has held its shares as debt financed property within the meaning of the Code.
However, for tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, or supplemental unemployment benefit trusts exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9) or (c)(17) of the Code, respectively, income from an investment in our company will generally constitute UBTI, although an organization exempt under Section 501(c)(9) or (c)(17) of the Code may reduce UBTI if it properly sets aside or reserves such amounts for purposes specified in the Code. These tax-exempt U.S. stockholders should consult their tax advisors concerning these “set aside” and reserve requirements.
Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” are treated as UBTI if received by any trust which is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code and holds more than 10%, by value, of the interests in the REIT.
Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as “pension trusts.”
A REIT is a pension-held REIT if it meets the following two tests:
(1)
it qualified as a REIT only by reason of Section 856(h)(3) of the Code, which provides that stock owned by pension trusts will be treated, for purposes of determining if the REIT is closely held, as owned by the beneficiaries of the pension trust rather than by the pension trust itself; and

(2)
either (a) at least one pension trust holds more than 25% of the value of the REIT’s stock, or (b) a group of pension trusts each individually holding more than 10% of the value of the REIT’s shares, collectively owns more than 50% of the value of the REIT’s shares.

For pension-held REITs, the percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies, in which case no dividends are treated as UBTI, where this percentage is less than 5% for any taxable year. Before investing in our common stock, a tax-exempt U.S. stockholder should consult its tax advisors with regard to UBTI and the suitability of an investment in our common stock.
Tax Consequences of Redemption
If a holder of DownREIT Units exercises the holder’s Redemption Right, we have the right under the Partnership Agreement to acquire the DownREIT Units directly in exchange for our common stock.

However, we will be under no obligation to exercise this right. The following summary is a general discussion of certain U.S. federal income tax considerations related to the exercise by a holder of DownREIT Units of its option to have all or a portion of its DownREIT Units redeemed. This discussion assumes that the DownREIT is treated as a partnership for U.S. federal income tax purposes.
The term “U.S. unitholder” means a holder of DownREIT Units who is a U.S. holder.
The U.S. federal income tax considerations for a U.S. unitholder that exercises its option to have DownREIT Units redeemed depends in some instances on determinations of fact and interpretations of highly technical and complex provisions of U.S. federal income tax law. No clear precedent or authority may be available on some questions. Accordingly, a U.S. unitholder should consult its tax advisor regarding the tax consequences of an exchange or redemption of DownREIT Units in light of such unitholder’s specific tax situation.
Exchange or Redemption of DownREIT Units by a U.S. Unitholder
If we elect to exchange shares of our common stock for DownREIT Units tendered for redemption, the transaction will be a fully taxable sale to a U.S. unitholder, and such U.S. unitholder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the amount realized in the transaction (i.e., any cash received plus the fair market value, at the time of disposition, of the shares of our common stock received in exchange for such DownREIT Units, plus the amount of the DownREIT’s liabilities generally allocable to such DownREIT Units at such time) and (ii) such U.S. unitholder’s adjusted tax basis in such DownREIT Units, which tax basis will be adjusted for the DownREIT Unit’s allocable share of the DownREIT’s income, gain or loss for the portion of the taxable year ending on the date of disposition. Under general partnership tax rules, an interest in a partnership is generally considered to be a single, “unitary” item of property for U.S. federal income tax purposes, even if it is denominated in units. Therefore, if a U.S. unitholder holds DownREIT Units acquired on different dates, such U.S. unitholder is nonetheless deemed to have a single unitary interest in the DownREIT, and each DownREIT Unit could itself be treated as having a divided, or “split,” holding period based upon the acquisition dates. In addition, individual DownREIT Units will not have separate tax bases; rather, the tax basis of each DownREIT Unit will generally be the aggregate tax basis in a U.S. unitholder’s interest in the partnership, divided by the number of DownREIT Units. Because the amount realized includes any amount attributable to the relief from DownREIT liabilities allocated to the DownREIT Units disposed, a U.S. unitholder could have taxable income, or perhaps even a tax liability resulting from the gain recognized on the disposition of DownREIT Units that exceeds the fair market value of cash and any shares of our common stock received in exchange therefor. A U.S. unitholder’s tax basis in any shares of common stock received in exchange for DownREIT Units will be the fair market value of those shares on the date of the exchange. Similarly, a U.S. unitholder’s holding period in such shares will begin following the exchange and will not include the period during which the U.S. unitholder held its DownREIT Units.
If we do not elect to acquire a U.S. unitholder’s DownREIT Units in exchange for our common stock, the DownREIT generally will be required to redeem such DownREIT Units for cash. If the DownREIT redeems such DownREIT Units for cash contributed to it by us in order to effect the redemption, the redemption will likely be (and for the remainder of this discussion we assume it will be) treated as a sale of DownREIT Units to us in a fully taxable transaction, although the matter is not free from doubt. Under these circumstances, a redeeming U.S. unitholder’s amount realized will equal the sum of (i) the cash received and (ii) the amount of DownREIT liabilities allocated to the DownREIT Units redeemed. The U.S. unitholder’s taxable gain and the tax considerations of that gain would generally be the same as described in the preceding paragraph.
If the DownREIT redeems a tendered DownREIT Unit with cash that is not contributed by us to effect the redemption, the U.S. unitholder’s tax treatment generally will depend upon whether or not the redemption results in a disposition of all of the U.S. unitholder’s DownREIT Units. If all of the U.S. unitholder’s DownREITUnits are redeemed, the U.S. unitholder’s taxable gain and the tax considerations of that gain generally would be the same as described in the preceding paragraph. However, if the DownREIT redeems less than all of a U.S. unitholder’s DownREIT Units with cash that is not contributed by us, the U.S. unitholder generally would recognize no taxable loss and would recognize taxable gain only if and to the extent that the U.S. unitholder’s amount realized on the redemption, i.e., cash plus the amount of the

DownREIT liabilities allocable to the redeemed DownREIT Units, exceeded the U.S. unitholder’s adjusted tax basis in all of such U.S. unitholder’s DownREIT Units immediately before the redemption.
Disguised Sales
Under the Code, a transfer of property by a partner to a partnership followed by a related transfer by the partnership of money or other property to the partner (which includes an assumption of, or taking subject to, liabilities by the partnership) is treated as a disguised sale if (i) the second transfer would not have occurred but for the first transfer and (ii) the second transfer is not dependent on the entrepreneurial risks of the partnership’s operations. In a disguised sale, the partner is treated as if it, he or she sold the contributed property to the partnership as of the date the property was contributed to the partnership. Transfers of money or other property between a partnership and a partner that are made within two years of each other must be reported to the IRS and are presumed to be a disguised sale unless the facts and circumstances clearly establish that the transfers do not constitute a sale or an exception to disguised sale treatment applies. Conversely, transfers of money or other property between a partnership and a partner that are more than two years apart are presumed not to be a disguised sale unless the facts and circumstances clearly establish that the transfers do constitute a sale. Persons who exchange DownREIT Units that were issued by the DownREIT in exchange for a contribution of property (including in connection with the Transaction) should consider the potential application of the disguised sale rules upon redemption or exchange of such DownREIT Units, especially if the DownREIT Units are redeemed within two years of the contribution and thus subject to presumption of being part of a disguised sale.
There is no authority applying the disguised sale rules to the exercise of a redemption right by a partner with respect to a partnership interest received in exchange for property. It is also unclear how the disguised sale rules would apply in the case of a partner exercising a redemption right where such partner did not itself transfer property to the partnership but, rather, was a partner of an entity that transferred such property. Because the value received upon redemption of DownREIT Units fluctuates with our stock price, which in turn should reflect our operations, we generally do not expect to report redemptions of DownREIT Units issued for contributions of property to the DownREIT as being part of a disguised sale, especially if the redemption is more than two years after the associated contribution of property (and thus presumed not part of a disguised sale unless clearly established otherwise).
If a redemption of the DownREIT Units was held to trigger a disguised sale, that portion of the contributed property with respect to which the DownREIT Units were issued would be treated as sold to the DownREIT in a taxable transaction at the time of the contribution. Except to the extent that the resulting gain was eligible for deferral (such as under the installment method), the contributor of such property would be deemed to have recognized gain or loss with respect to the portion sold, at the time of the contribution, based on the difference between such contributor’s adjusted tax basis in such portion deemed sold and the disguised sale consideration allocable to such portion (generally calculated separately for each asset). In a case where the resulting gain was eligible for deferral, the unitholder may have a portion of the redemption proceeds recharacterized as interest or be required to pay an interest charge on any tax due.
Character of Gain or Loss Recognized
In the case a U.S. unitholder’s DownREIT Units are redeemed in exchange for our common stock or cash contributed by us to the DownREIT in order to effect the redemption, except as described below, the gain or loss that a U.S. unitholder recognizes on an exchange of a tendered DownREIT Unit will generally be treated as a capital gain or loss and will be treated as long-term capital gain or loss if the holding period for the DownREIT Unit exceeds 12 months; provided, that, in the case of a split holding period, as described above, the disposition of a DownREIT Unit could result in partially long-term and partially short-term capital gain. Long-term capital gains recognized by individuals and certain other non-corporate taxpayers generally will be subject to a maximum U.S. federal income tax rate of 20%. However, to the extent that the gain that would be allocated to the exchanging U.S. unitholder on a hypothetical sale of our assets at fair market value would consist of (i) ordinary gain attributable to certain ordinary income assets or (ii) “unrecaptured section 1250 gain,” the exchanging U.S. unitholder generally will be deemed to recognize ordinary income or unrecaptured section 1250 gain, as applicable. Such ordinary income assets include, to the extent not previously included in the DownREIT’s income, any rights to payment for services rendered or to be rendered and real property used in a trade or business and held for not more than a year. Such assets also include amounts attributable to prior depreciation deductions that would be subject to recapture as ordinary income if our DownREIT had sold its assets at their fair market value at the time of the redemption. The maximum U.S. federal income tax rate that may be applicable to persons who are non-corporate taxpayers on long-term capital gains from the sale or exchange of “section 1250 property,” or depreciable real property, is currently 25% (rather than 20%), to the extent that such gains constitute “unrecaptured section 1250 gains.” Note that the application of these rules could cause a U.S. unitholder to realize a gain with respect to gain from the sale of ordinary income assets or depreciation recapture in an amount in excess of its overall tax gain in connection with the sale of DownREIT Units, which could result in an offsetting capital loss corresponding to such excess.
In the case a U.S. unitholder’s DownREIT Units are redeemed by the DownrEIT with cash not contributed by us in order to effect the redemption, the U.S. unitholder could recognize ordinary gain to the extent the redemption reduces the U.S. unitholder’s share of such ordinary income assets, regardless of whether the redemption would otherwise trigger gain or loss.
Passive Activity Losses; Excess Business Losses
The passive activity loss rules of the Code limit the use of losses of certain U.S. unitholders derived from passive activities, which generally include investments in limited partnership interests such as DownREIT Units. In addition, the “excess business losses” rules generally limit the ability of non-corporate U.S. unitholders to deduct business losses against income from other sources. U.S. unitholders are urged to consult their tax advisor concerning whether, and the extent to which, they have available suspended passive activity losses from the DownREIT or other investments that may be used to offset gain from the sale, exchange or redemption of the DownREIT Units tendered for redemption and whether the excess business losses rules could apply to them.
Tax Reporting
If a U.S. unitholder tenders DownREIT Units and such DownREIT Units are redeemed, such unitholder may be required to report the transaction by filing a statement with its U.S. federal income tax return for the year of the disposition which provides certain required information to the IRS. To prevent the possible application of backup withholding, a U.S. unitholder that does not otherwise establish an exemption should complete and return Internal Revenue Service Form W-9, certifying under penalties of perjury that such U.S. unitholder is a “United States person” (within the meaning of the Code), the taxpayer identification number provided is correct and such U.S. unitholder is not subject to backup withholding.
YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU WITH RESPECT TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK AND/OR AS A RESULT OF A SALE, EXCHANGE OR REDEMPTION OF DOWNREIT UNITS TENDERED FOR REDEMPTION, INCLUDING ANY U.S. STATE AND LOCAL TAX (INCLUDING TRANSFER TAX) AND NON-U.S. TAX CONSEQUENCES.

PLAN OF DISTRIBUTION
This prospectus relates to the issuance by us of up to 1,059,995 shares of our common stock if, and to the extent that, the limited partners of the DownREIT tender their DownREIT Units for redemption and we elect, in our sole discretion, to exchange such DownREIT Units for our common stock in lieu of a cash redemption by the DownREIT.
We have not and will not receive any cash proceeds from the issuance of the shares of our common stock to tendering limited partners. However, Aqua GP will acquire DownREIT Units from such partners in exchange for our common stock, which will consequently increase our percentage ownership interest in the DownREIT. We are registering the shares of our common stock to provide the tendering limited partners with freely tradable securities. The registration of the shares of our common stock does not necessarily mean that any of the holders of DownREIT Units will exercise their redemption rights or that upon any such redemption we will elect, in our sole absolute discretion, to redeem such DownREIT Units for shares of our common stock instead of paying a cash amount.
Our common stock is listed on the NYSE under the symbol “AVB.”
All costs, expenses and fees in connection with the registration of the shares of common stock covered by this prospectus will be borne by us.

INCORPORATION BY REFERENCE
The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. Our SEC file number is 001-12672. We are incorporating by reference the documents listed below, which were previously filed by us with the SEC (other than, in each case, documents or information deemed to have been furnished and not “filed” in accordance with SEC rules):
•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 27, 2026;

•
the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2025 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 6, 2026; and

•
the description of the AvalonBay Communities, Inc. common stock in AvalonBay Communities, Inc.’s Registration Statement on Form 8-B, filed with the SEC on June 8, 1995, as updated by Exhibit 4.10 to AvalonBay Communities, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 23, 2024, including any amendments or reports filed for the purpose of updating such description.

All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the date of termination of this offering or of the withdrawal of the registration statement of which this prospectus forms a part, except as to any portion of any future report or document that is not deemed filed under such provisions, shall be deemed incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents.
Upon written or oral request, we will provide, without charge, to each person to whom a copy of this prospectus is delivered a copy of the documents incorporated by reference in this prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, by writing or telephoning us at the following:
AvalonBay Communities, Inc.
4040 Wilson Blvd., Suite 1000
Arlington, VA 22203
Attention: Investor Relations
(703) 329-6300
This prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into this registration statement. You should read the exhibits carefully for provisions that may be important to you.
You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

LEGAL MATTERS
The validity of the common stock offered by this prospectus and certain U.S. federal income tax matters will be passed upon for us by Goodwin Procter LLP.
EXPERTS
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2025, and the effectiveness of our internal control over financial reporting as of December 31, 2025, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the information requirements of the Exchange Act, and in accordance with the Exchange Act, we file annual, quarterly, and current reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public free of charge from the SEC’s website at http://www.sec.gov. We have a website located at http://www.avalonbay.com. The information on our website is not a part of this prospectus and is included herein as an inactive textual reference only.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.   Other Expenses of Issuance and Distribution
The expenses in connection with the issuance and distribution of the securities being registered will be borne by AvalonBay Communities, Inc. and are set forth in the following table (all amounts except the registration fee are estimates):
Registration fee	$25,197
Legal fees and expenses	50,000
Accounting fees and expenses	10,000
Printing fees and expenses	10,000
Miscellaneous	4,803
Total	$100,000
Item 15.   Indemnification of Directors and Officers
To the fullest extent permitted under Maryland law, AvalonBay’s charter limits the liability of AvalonBay’s directors and officers to AvalonBay and its stockholders for money damages for any breach of any duty owed by such director or officer of AvalonBay to the fullest extent permitted by Maryland law. The MGCL permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from: (A) actual receipt of an improper benefit or profit in money, property or services; or (B) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. These provisions do not limit the ability of AvalonBay or its stockholders to obtain other relief, such as an injunction or rescission.
The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL generally permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities, unless it is established that: (A) the director or officer actually received an improper personal benefit in money, property or services; (B) in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful; or (C) the director’s or officer’s act or omission was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty. However, if the proceeding was one by or in the right of the corporation, indemnification may not be made if the director or officer shall have been adjudged to be liable to the corporation or for a judgment of liability on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct; however, indemnification for an adverse judgment in a suit by the corporation or on its behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.
In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of: (A) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and (B) a written undertaking by the director or officer or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that he or she did not meet the standard of conduct necessary for indemnification by the corporation.
To the maximum extent permitted by Maryland law in effect from time to time, AvalonBay’s charter provides that AvalonBay has the power, and AvalonBay’s bylaws require AvalonBay, to indemnify and to pay or reimburse reasonable expenses in advance of the final disposition of a proceeding to (i) any individual who is a present or former director or officer of AvalonBay or any predecessor of AvalonBay and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in such capacity or (ii) any individual who, at AvalonBay’s or a predecessor’s request, serves or has served as a director or officer, or in any other capacity with respect to, any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in such capacity. AvalonBay’s charter and bylaws also permit AvalonBay, with the approval of its board of directors, to indemnify and advance expenses to any employee or agent of AvalonBay or any predecessor of AvalonBay.
Pursuant to the authority granted in AvalonBay’s charter and bylaws, AvalonBay has also entered into indemnification agreements with certain of its executive officers and members of the board of directors who are not officers of AvalonBay, pursuant to which AvalonBay has agreed to indemnify them against certain liabilities incurred in connection with their service as executive officers and/or directors and has agreed to advance expenses incurred by them in certain circumstances. These provisions and contracts could reduce the legal remedies available to AvalonBay and its stockholders against these individuals. In addition, AvalonBay maintains a directors’ and officers’ liability insurance policy.
Item 16.   List of Exhibits
The following is a list of exhibits filed as part of this registration statement, which are incorporated herein.
Exhibit Number	Exhibit Description
4.1	Articles of Amendment and Restatement of Articles of Incorporation of AvalonBay, dated as of June 4, 1998. (Incorporated by reference to Exhibit 3(i).1 to Form 10-K of AvalonBay filed March 1, 2007.)
4.2	Articles of Amendment, dated as of October 2, 1998. (Incorporated by reference to Exhibit 3(i).2 to Form 10-K of AvalonBay filed March 1, 2007.)
4.3	Articles of Amendment, dated as of May 22, 2013. (Incorporated by reference to Exhibit 3(i).3 to Form 8-K of AvalonBay filed May 22, 2013.)
4.4	Articles of Amendment, dated as of May 14, 2020. (Incorporated by reference to Exhibit 3(i).4 to Form 8-K of AvalonBay filed May 15, 2020.)
4.5	Composite restatement of Articles of Amendment and Restatement of Articles of Incorporation of AvalonBay, dated as of June 4, 1998, as amended by the Articles of Amendment, dated as of October 2, 1998, the Articles of Amendment, dated as of May 22, 2013, and the Articles of Amendment, dated as of May 14, 2020. (Incorporated by reference to Exhibit 3(i).5 to Form 10-Q of AvalonBay filed November 3, 2023.)
4.6	Amended and Restated Bylaws of AvalonBay, as adopted by the Board of Directors on October 30, 2023. (Incorporated by reference to Exhibit 3.1 to Form 8-K of AvalonBay filed October 30, 2023.)
4.7	Description of AvalonBay’s Securities Registered Pursuant to Section 12 of the Exchange Act. (Incorporated by reference to Exhibit 4.10 to Form 10-K of AvalonBay filed February 23, 2024.)
5.1	Opinion of Goodwin Procter LLP as to the legality of the securities.*
8.1	Opinion of Goodwin Procter LLP as to certain tax matters.*
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.*
23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1 hereto).*
23.3	Consent of Goodwin Procter LLP (included in Exhibit 8.1 hereto).*
24.1	Power of Attorney (included on the signature page to this Registration Statement).*
107	Calculation of Filing Fee Table.*

*
Filed herewith

Item 17.   Undertakings
(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and
(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, AvalonBay Communities, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement (the “Registration Statement”) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, State of Virginia, on April 29th, 2026.
AVALONBAY COMMUNITIES, INC.
By:
/s/ Benjamin W. Schall

Benjamin W. Schall
Director, Chief Executive Officer and President
(Principal Executive Officer)
KNOW ALL PERSONS BY THESE PRESENTS, that we, the undersigned officers and directors of AvalonBay Communities, Inc., hereby severally constitute Benjamin W. Schall and Kevin P. O’Shea, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement filed herewith, a registration statement on Form S-3, which may be subsequently filed pursuant to Rule 462 of the Securities Act, and which would incorporate by reference this Registration Statement, and any and all pre-effective and post-effective amendments to any of said registration statements, and generally to do all such things in our names and in our capacities as officers and directors to enable AvalonBay Communities, Inc. to comply with the provisions of the Securities Act and all requirements of the Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to either of said registration statements and any and all amendments thereto.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.
Signature	Capacity	Date
/s/ Benjamin W. Schall Benjamin W. Schall	Chief Executive Officer and President, Director (Principal Executive Officer)	April 29, 2026
/s/ Kevin P. O’Shea Kevin P. O’Shea	Chief Financial Officer (Principal Financial Officer)	April 29, 2026
/s/ Sean T. Willson Sean T. Willson	Senior Vice President — Corporate Controller (Principal Accounting Officer)	April 29, 2026
/s/ Timothy J. Naughton Timothy J. Naughton	Chairman of the Board	April 29, 2026
/s/ Glyn F. Aeppel Glyn F. Aeppel	Director	April 29, 2026
/s/ Terry S. Brown Terry S. Brown	Director	April 29, 2026
/s/ Conor C. Flynn Conor C. Flynn	Director	April 29, 2026

Signature	Capacity	Date
/s/ Ronald L. Havner Jr. Ronald L. Havner Jr.	Director	April 29, 2026
/s/ Stephen P. Hills Stephen P. Hills	Director	April 29, 2026
/s/ Christopher B. Howard Christopher B. Howard	Director	April 29, 2026
/s/ Richard J. Lieb Richard J. Lieb	Director	April 29, 2026
/s/ Nnenna Lynch Nnenna Lynch	Director	April 29, 2026
/s/ Charles E. Mueller Jr. Charles E. Mueller Jr.	Director	April 29, 2026
/s/ Susan Swanezy Susan Swanezy	Director	April 29, 2026